                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-85987

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 30, 2000.

                      [EL PASO ENERGY PARTNERS, L.P. LOGO]

                                4,150,000 UNITS

                         EL PASO ENERGY PARTNERS, L.P.

                                  COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS

     The common units represent limited partner interests in El Paso Energy Partners, L.P. The common units are listed on the New York Stock Exchange under the symbol "EPN." The last reported sale price of the common units on October 25, 2001, was $38.97 per unit.

     See "Risk Factors" beginning on page 1 of the accompanying base prospectus to read about important risks that you should consider before you invest in the common units.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                                Per
                                                                Unit        Total
                                                              --------   ------------
Initial price to public.....................................   $38.97    $161,725,500
Underwriting discount.......................................   $ 1.66    $  6,889,000
Proceeds, before expenses, to El Paso Energy Partners,
  L.P.......................................................   $37.31    $154,836,500

     To the extent that the underwriters sell more than 4,150,000 common units, the underwriters have the option to purchase up to an additional 622,500 common units from El Paso Energy Partners, L.P. at the initial price to public less the underwriting discount.

                             ----------------------
     The underwriters expect to deliver the common units against payment in New York, New York on October 31, 2001.

GOLDMAN, SACHS & CO.
            CREDIT SUISSE FIRST BOSTON
                        DAIN RAUSCHER WESSELS
                                     WACHOVIA SECURITIES
                                              JPMORGAN
                                                       RAYMOND JAMES
                             ----------------------
                 Prospectus Supplement dated October 25, 2001.

[NOTE: INSIDE COVER OF PROSPECTUS SUPPLEMENT INCLUDES SELECTED PHOTOGRAPHS WITH CAPTIONS.]

ORGANIC GROWTH IN GULF OF MEXICO    GULF OF MEXICO SYSTEM

                                    o  Three natural gas pipelines with
                                       3.4 Bcf/d of combined operating
                                       capacity

[Map of Assets in                   o  Two crude oil gathering pipelines with
the Gulf of Mexico]                    maximum design capacity of 400 MBbls/d

                                    o  Six platforms including the Prince TLP
                                       with total capacities of 650 MMcf/d of
                                       natural gas and 127 MBbls/d of crude
                                       oil

                                    o  Strategically located, with available
                                       capacity, to benefit from deepwater
                                       activity levels with little incremental
                                       capital expenditures

                                    o  Significant project and development
                                       opportunities
o EL PASO PRODUCTION COMPANY'S
  AREAS OF INTEREST


ADVANCED OFFSHORE INFRASTRUCTURE    PRINCE TENSION LEG PLATFORM

                                    o  First production: September 2001

                                    o  Serves the Prince Field, which is being
[Photograph of                         developed by El Paso Production Company,
Prince TLP]                            a subsidiary of El Paso Corporation

                                    o  Oil discovery with 5 wells

                                    o  Capacity of 50 MBbls/d of oil and
                                       80 MMcf/d of gas

                                    o  Significant exposure to Deepwater
                                       Trend infrastructure development
                                       projects

                                    o  Receives an annual demand charge in
                                       addition to processing fees


HIOS PLATFORM                       OFFSHORE PIPELINE ACQUISITION

                                    o  Acquired remaining 50% of Deepwater
                                       Holdings, L.L.C.

[Photograph of                      o  HIOS natural gas pipeline and East
HIOS Platform]                         Breaks natural gas gathering system

                                    o  Classic low fixed cost business with
                                       little variable cost

                                    o  Life of reserves contracts with
                                       producers provide stability of cash
                                       flow

                                    o  Stable, fee-based asset and core to the
                                       energy infrastructure of growing markets


SAN JUAN BASIN SYSTEM                CHACO GAS PLANT ACQUISITION

                                     o  Third largest cryogenic natural gas
                                        plant in the U.S.

[Map of San Juan Basin               o  Long term per unit fee agreements
System]                                 with EPFS and producers

                                     o  Extensive San Juan Basin gathering
                                        system with long-lived reserves
                                        supports Plant

                                     o  Expands fee-based services to new
                                        markets and continues product diversity

                               TABLE OF CONTENTS

                                                               PAGE
                                                               NO.
                                                               ----
                       PROSPECTUS SUPPLEMENT
EL PASO ENERGY PARTNERS, L.P. ..............................    S-1
THE OFFERING................................................    S-9
TAX CONSIDERATIONS..........................................   S-10
SUMMARY OF RISK FACTORS.....................................   S-11
USE OF PROCEEDS.............................................   S-12
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS...............   S-12
CAPITALIZATION..............................................   S-13
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL
  DATA......................................................   S-14
BUSINESS....................................................   S-16
MANAGEMENT..................................................   S-32
RECENT TAX DEVELOPMENTS.....................................   S-34
UNDERWRITING................................................   S-36
LEGAL MATTERS...............................................   S-38
EXPERTS.....................................................   S-38
FORWARD-LOOKING STATEMENTS..................................   S-38

                            PROSPECTUS
EL PASO ENERGY PARTNERS, L.P. ..............................    iii
ABOUT THIS PROSPECTUS.......................................    iii
FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION............    iii
WHERE YOU CAN FIND MORE INFORMATION.........................     iv
INCORPORATION OF DOCUMENTS BY REFERENCE.....................      v
RISK FACTORS................................................      1
USE OF PROCEEDS.............................................     15
DESCRIPTION OF LIMITED PARTNER INTERESTS....................     16
CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS..............     25
INCOME TAX CONSIDERATIONS...................................     30
INVESTMENT BY EMPLOYEE BENEFIT PLANS........................     45
PLAN OF DISTRIBUTION........................................     46
LEGAL MATTERS...............................................     47
EXPERTS.....................................................     47

                             ----------------------

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this common unit offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

     IF THE DESCRIPTION OF THE OFFERING VARIES BETWEEN THE PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON UNITS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

     The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, together with the accompanying base prospectus and the documents we have incorporated by reference, before making any investment decision. Throughout this prospectus supplement and the accompanying base prospectus, we refer to ourselves, El Paso Energy Partners, L.P., together with our subsidiaries, as "we" or "us" or "our" or "El Paso Energy Partners, L.P." or the "Partnership."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

     We "incorporate by reference" information into this prospectus supplement and the accompanying base prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying base prospectus, except for any information superseded by information contained directly in this prospectus supplement. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference into this prospectus and contain important information about us and our financial condition.

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

     - Current Reports on Form 8-K filed January 30, 2001; February 13, 2001; March 6, 2001; March 15, 2001; March 21, 2001; March 27, 2001; May 7,
       2001; May 14, 2001, May 24, 2001 August 28, 2001, October 19, 2001 (two
       Current Reports were filed on October 19, 2001) and October 25, 2001 (two Current Reports were filed on October 25, 2001).

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                         El Paso Energy Partners, L.P.
                             4 East Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-5332
                         Attention: Investor Relations

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some basic information from this prospectus supplement and the accompanying base prospectus to help you understand the common units. It may not contain all the information that is important to you. You should carefully read the entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference to understand fully the terms of the common units, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page 1 of the accompanying base prospectus, as well as the risk factors contained in the other documents incorporated by reference, to determine whether an investment in our common units is appropriate for you.

                         EL PASO ENERGY PARTNERS, L.P.

     Formed in 1993, we are one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. We currently manage a balanced, diversified portfolio of interests and assets that includes:

     - oil and natural gas pipelines, platforms, processing facilities and infrastructure in the deeper water regions of the Gulf of Mexico, offshore Louisiana and Texas;

     - natural gas storage facilities in Mississippi;

     - natural gas processing facilities in New Mexico;

     - natural gas liquids, or NGLs, transportation and fractionation facilities in south Texas;

     - intrastate natural gas pipeline assets in Alabama; and

     - oil and natural gas properties in the Gulf of Mexico.

     Consistent with our growth-oriented business strategy, we have recently acquired title to and other interests in the Chaco cryogenic natural gas processing plant in northern New Mexico's San Juan Basin and the remaining 50% indirect interest in the High Island Offshore System, or HIOS, and the East Breaks natural gas gathering system that we did not already own, all of which are discussed in more detail beginning on page S-2. We expect to use proceeds from this offering and the related sale of common units to our general partner to redeem up to $50 million of our Series B Preference Units at their current liquidation value and to reduce borrowings under our revolving credit facility. For further details on our use of proceeds, please see "Use of Proceeds" on page S-12.

     We continue to benefit from the unique corporate sponsorship we receive from El Paso Corporation, the indirect parent of our general partner. El Paso Corporation is a global energy company with operations that range from energy production and extraction to power generation, with total assets of $46 billion at June 30, 2001. We are El Paso Corporation's primary vehicle for growth and development of midstream energy assets. Since 1999, we have completed over $700 million of asset transfers from El Paso Corporation's portfolio of midstream assets. Through its subsidiaries, El Paso Corporation owns approximately 26%, or 8,953,764, of our common units and our 1% general partner interest. Additionally, El Paso Corporation owns, through a subsidiary, 170,000 of our Series B Preference Units, with a liquidation value of approximately $184 million at June 30, 2001, which we issued in August 2000 to acquire the Crystal natural gas storage businesses. In order to maintain El Paso Corporation's approximate 26% limited partner interest, our general partner has elected to exercise its anti-dilution right under our partnership agreement. Accordingly, concurrently with this offering (including the issuance of units, if any, upon the exercise of the underwriters' over-allotment option), our general partner will purchase from us 1,477,070 common units (up to 1,698,631 if the underwriters exercise all or a part of their over-allotment option).

OUR OBJECTIVE AND STRATEGY

     Our objective is to operate as a growth-oriented MLP with a focus on enhancing our cash flow, earnings and return to our unitholders. Our strategy is to combine our position as a provider of midstream services in the deeper water regions of the Gulf of Mexico with an aggressive effort to acquire and develop diversified onshore midstream energy assets. Our strategy also includes identifying opportunities that create synergies with the other assets and operations of El Paso Corporation. We intend to continue de-emphasizing our commodity-based activities, such as exploration and production operations, and to concentrate on fee-based operations, such as gathering, transportation, processing, storage and fractionation, which traditionally provide more stable cash flows. We intend to execute our business strategy by:

     - capitalizing on our extensive infrastructure in the Gulf of Mexico and expanding our existing assets further into the deeper water regions with projects supported by new discoveries and long-term commitments;

     - purchasing or constructing onshore pipelines, gathering systems, storage, processing and fractionation facilities and other midstream assets to provide a broad range of more stable, fee-based services to producers, marketers and users of energy products; and

     - leveraging the nationwide asset base and operational expertise of El Paso Corporation.

RECENT EVENTS

General

     During 2001, we entered into transactions that have further diversified and grown our portfolio of assets and expanded our sources of cash flow. These transactions included the acquisition, disposition and construction of a variety of interests and assets, located both onshore and offshore.

Distribution Rate Increase Announced

     In October 2001, we announced a $0.15 per unit increase in our distribution rate to an annualized distribution of $2.45 per common unit ($0.6125 per common unit per quarter), effective for our distribution payable November 15, 2001, to unitholders of record on October 31, 2001.

Acquisitions and Dispositions

     CHACO TRANSACTION. In October 2001, we acquired title to and other interests in the Chaco cryogenic natural gas processing plant, the third largest natural gas processing plant in the United States measured by liquids produced, for approximately $198.5 million. The total purchase price was composed of:

     - A payment of $77.0 million to acquire the Chaco plant from the bank group that provided the financing for construction of the facility; and

     - A payment of $121.5 million to El Paso Field Services, L.P., an El Paso Corporation affiliate, in connection with the execution of a 20-year agreement with El Paso Field Services relating to the processing capacity of the Chaco plant and dedication of natural gas gathered by El Paso Field Services. We will receive a fixed fee from El Paso Field Services for each dekatherm, or Dth, of natural gas that we process, and will bear all costs associated with the plant's ownership and operations. El Paso Field Services personnel will continue to operate the plant.

We expect this transaction to generate approximately $25 to $28 million of EBITDA over the next twelve months.

     The Chaco plant is a state-of-the-art cryogenic plant located in the San Juan Basin in New Mexico that uses high pressures and extremely low temperatures to remove water, impurities and excess hydrocarbon liquids from the raw natural gas stream and to recover ethane, propane and the heavier hydrocarbons. It is capable of processing up to 700 thousand dekatherms per day, or MDth/d, of natural gas and handling up to 50 thousand barrels per day, or MBbls/d, of NGLs.

     DEEPWATER TRANSACTION. In October 2001, we acquired the remaining 50% equity interest that we did not already own in Deepwater Holdings, L.L.C. for $85 million, including $55 million of acquired indebtedness, and contemporaneously also repaid all of Deepwater Holdings' $110 million of indebtedness. HIOS and the East Breaks natural gas gathering system became indirectly wholly-owned assets through this transaction. We expect these transactions and the subsequent consolidation of Deepwater Holdings's results with ours to generate approximately $15 to $17 million of EBITDA over the next twelve months.

     HIOS is a natural gas transmission system regulated by the Federal Energy Regulatory Commission, or FERC, that consists of 204 miles of pipeline and 1.8 billion cubic feet per day, or Bcf/d, of capacity with average throughput for the first half of 2001 of 1,054 MDth/d. HIOS transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island and East Breaks areas of the Gulf of Mexico to numerous downstream pipelines including the ANR and Tennessee Gas pipelines. East Breaks is a natural gas gathering system that consists of an 85-mile pipeline and 400 million cubic feet per day, or MMcf/d, of capacity connecting HIOS to the Hoover-Diana project developed by subsidiaries of ExxonMobil and BP in the Alaminos Canyon and East Breaks areas of the Gulf of Mexico. East Breaks was placed in service in June 2000 and averaged throughput of approximately 275 MDth/d during the first half of 2001.

     EPN TEXAS TRANSACTION. In February 2001, we purchased the EPN Texas NGL transportation and fractionation assets from a subsidiary of El Paso Corporation for approximately $133 million. These assets include more than 600 miles of NGL gathering and transportation pipelines, as well as three fractionation plants with a capacity of approximately 96 MBbls/d. These plants fractionate NGLs into ethane, propane and butane products, which are used by refineries and petrochemical plants along the Texas Gulf Coast.

     ACQUISITION OF SUBSIDIARY INTEREST. We purchased our general partner's 1.01% non-managing ownership interest in many of our subsidiaries in May 2001 for approximately $8 million. As a result of that acquisition, we now own 100% of all of our subsidiaries, excluding our joint ventures.

     ASSET REDEPLOYMENTS. In January 2001, we agreed to sell our interests in several offshore Gulf of Mexico assets, including our interests in the Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon natural gas pipeline systems, as well as interests in two offshore platforms. In addition, we and Deepwater Holdings agreed to sell our joint interests in the Stingray, UTOS and West Cameron systems. Our share of the total proceeds from the sale of these assets were approximately $162 million. As additional consideration for the sales, El Paso Corporation will pay us $29 million in quarterly installments of $2.25 million through the fourth quarter of 2003 and $2 million in the first quarter of 2004. These payments from El Paso Corporation began in the first quarter of 2001. These sales occurred as a result of a Federal Trade Commission order relating to El Paso Corporation's merger with The Coastal Corporation.

Construction

     MATTERHORN PROJECT. In October 2001, we entered into an agreement to provide natural gas gathering services for TotalFinaElf's Matterhorn discovery, as well as its Camden Hills and Aconcagua discoveries located in the Gulf of Mexico Deepwater Trend. Natural gas production from Matterhorn will be delivered to our Viosca Knoll Gathering System. First production from

Camden Hills and Aconcagua is anticipated for the summer of 2002. First production from Matterhorn is anticipated in the third quarter of 2003.

     MEDUSA PROJECT. In October 2001, we entered into a letter of intent with subsidiaries of Murphy Oil Corporation, Callon Petroleum Company and Agip Petroleum Co. Inc. to install a new natural gas pipeline from our Viosca Knoll Gathering System to their deepwater Medusa development in the Gulf of Mexico. Subject to the negotiation and execution of definitive agreements, construction of this pipeline is scheduled to begin in the spring of 2002, and first production from the Medusa development is anticipated by the fourth quarter of 2002.

     OTHER PROJECTS. In July 2001, we installed our Prince tension leg platform, or Prince TLP, facility in 1,450 feet of water in the Gulf of Mexico at an approximate cost of $150 million. At our Petal natural gas storage facility, we expect to complete an approximately $60 million, 6.8 Bcf expansion by the third quarter of 2002. This additional capacity is dedicated under a 20-year fixed-fee contract to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States. We also intend to construct a 60-mile pipeline addition that will interconnect with the Petal storage facility and offer direct interconnects with the Southern Natural Gas, Transco and Destin pipelines. We expect to complete construction of this pipeline addition in the second quarter of 2002. This construction is subject to FERC approval, which we currently expect to obtain during the fourth quarter of 2001, and is estimated to cost approximately $88 million.

Financings

     Over the last 15 months, we completed the following financing transactions:

     - In May 2001, we issued $250 million aggregate principal amount of 8.5% Senior Subordinated Notes due June 2011, which generated net proceeds of approximately $241 million;

     - In March 2001, we completed a public offering of 2.25 million common units, which generated net proceeds of approximately $66.8 million;

     - In August 2000, we financed our $170 million acquisition of the Crystal natural gas storage businesses by issuing 170,000 Series B Preference Units, a series of non-voting, perpetual limited partner interests, in respect of which we are not required to make cash distributions until 2010; and

     - In July 2000, we raised approximately $101 million in cash from a public offering of 4.6 million common units.

     As of October 16, 2001, we had $140 million outstanding under our revolving credit facility, which we amended in May 2001 to increase the banks' commitment from $500 million to $600 million and to extend its maturity through May 2004. Our average interest rate under this facility for the nine months ended September 30, 2001 was 5.14%. We pay a variable commitment fee on the unused portion of this credit facility. We used the net proceeds from our 8.5% Senior Subordinated Notes and our common unit offerings described above to temporarily reduce outstanding debt under this credit facility.

                              OWNERSHIP STRUCTURE

     The following chart depicts our ownership structure and our primary business segments:

[A chart depicting El Paso Corporation's 27% ownership interest (qualified by footnote (1) and public unitholders' 73% ownership interest in El Paso Energy Partners following the offering assuming the underwriters do not exercise their over-allotment option. The chart also depicts El Paso Energy Partners ownership in each of its five business segments and the assets that comprise such business segments as follows:]

   Natural Gas Gathering                       Oil & Natural Gas                     Liquids Transportation
    and Transportation         Ownership        Transportation         Ownership          and Handling         Ownership
----------------------------   ---------    ------------------------   ---------    ------------------------  ---------
- El Paso Intrastate-Alabama     100.0%     - Viosca Knoll Block 817     100.0%     - Shoup Fractionator        100.0%
- Viosca Knoll                   100.0%     - Garden Banks Block 72       50.0%     - Armstrong Fractionator    100.0%
- East Breaks                     50.0%(2)  - Garden Banks Block 117      50.0%     - Delmita Fractionator      100.0%
- HIOS                            50.0%(2)  - West Delta Block 35         38.8%     - Chaco Cryogenic
                                            - Prince Field                 9.0%(4)    Natural Gas Plant         100.0%(3)
        PLATFORMS              Ownership    - Garden Banks Block 73        2.5%(5)  - Allegheny Pipeline        100.0%
------------------------       ---------                                            - Poseidon Pipeline          36.0%
- East Cameron Block 373         100.0%                                             - Thompsonville Lateral     100.0%
- Prince TLP                     100.0%                                             - Shilling Lateral          100.0%
- Ship Shoal Block 331           100.0%                                             - SACC Mainline             100.0%
- Viosca Knoll Block 817         100.0%                                             - South Texas Pipeline      100.0%
- Ship Shoal Block 332            50.0%
- Garden Banks Block 72           50.0%                                             Natural Gas Storage       Ownership
                                                                                    -------------------       ---------
                                                                                    - Hattiesburg               100.0%
                                                                                    - Petal                     100.0%

---------------

(1) El Paso Energy Partners Company, a wholly-owned indirect subsidiary of El Paso Corporation, is our general partner. El Paso Corporation's ownership interest in us, which is held by our general partner and its affiliates, includes our 1% general partner interest and an approximate 26% limited partner interest comprised of 8,953,764 common units. In addition, a subsidiary of El Paso Corporation holds 170,000 of our Series B Preference Units.

(2) In October 2001, HIOS and the East Breaks natural gas gathering system became wholly-owned assets through our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own.

(3) Through a series of related transactions, we paid approximately $198.5 million in October 2001 to acquire title to and other interests in the Chaco plant, together with certain related rights and interests, for the next 20 years.

(4) Our overriding royalty interest is convertible into a 30% undivided working interest. Production from this field is committed to our Prince TLP.

(5) Overriding royalty interest.

OUR BUSINESS SEGMENTS

Natural Gas Gathering and Transportation

     With our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own, we now own 100% of four offshore natural gas pipeline systems, which extend over 860 miles and have a combined maximum design capacity of over 3.4 billion cubic feet per day, or Bcf/d, of natural gas. Our offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including some located offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States. In addition to our offshore natural gas pipeline systems, we have a gathering system in Alabama, which gathers coal bed methane production in the Black Warrior Basin.

Liquids Transportation and Handling

     We have interests in two offshore oil pipeline systems, which extend over 300 miles and have a combined maximum design capacity of over 400 MBbls/d of oil. In addition to being strategically located in the vicinity of some prolific producing regions in the Gulf of Mexico, our oil pipeline systems are parallel to and interconnect with key segments of some of our natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes us from our competitors by allowing us to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets.

     We have interests in NGL transportation and fractionation assets that we operate under the name "EPN Texas." These assets include more than 600 miles of NGL gathering and transportation pipelines. The NGL pipeline system gathers and transports unfractionated and fractionated products. We also own three fractionation plants with a capacity of approximately 96 MBbls/d. These plants fractionate NGLs into ethane, propane and butane products, which are used by refineries and petrochemical plants along the Texas Gulf Coast.

     In October 2001, we acquired title to and other interests in the Chaco plant, the third largest natural gas processing plant in the United States measured by liquids produced. The Chaco plant is capable of processing up to 700 MDth/d of natural gas and has NGL capacity of 50 MBbls/d. Located in the San Juan Basin in northern New Mexico, the Chaco plant receives and processes natural gas from the San Juan Gathering System, a 5,500-mile natural gas gathering system in New Mexico owned by affiliates of El Paso Field Services. In addition, El Paso Field Services has dedicated to the Chaco plant a substantial volume of natural gas to which it has processing rights and has agreed to continue to attempt to acquire processing rights and dedicate the underlying natural gas to the Chaco plant. For a more detailed description of our acquisition transaction and the Chaco plant, please see page S-22.

Platforms

     We have interests in six multi-purpose offshore platforms in the Gulf of Mexico, with a combined product handling capacity of over 650 MMcf/d of natural gas and over 127 MBbls/d of oil and condensate. Through these facilities, we are able to provide a variety of midstream services to increase deliverability and attract new volumes into our offshore pipeline systems. In July 2001, we placed in service our newly-constructed Prince TLP.

     The Prince TLP has a state-of-the-art design, which accommodates a workover rig and four to five wellhead connections above sea level and up to three sub-sea wellhead connections. The platform will serve as a landing spot for future oil and natural gas developments in the Ewing Bank and Green Canyon areas of the Deepwater Trend of the Gulf of Mexico. The Prince TLP has a capacity of 50 MBbls/d of oil and 80 MMcf/d of natural gas, as well as the capacity to accommodate a 1,200-horsepower completion rig. The deck is equipped for the future addition of numerous sub-sea well tie-backs. First production flowed through the Prince TLP in September 2001.

Natural Gas Storage

     We own the Crystal salt dome natural gas storage businesses located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. The two primary facilities, Petal and Hattiesburg, have a combined current working capacity of 6.7 Bcf and are capable of delivering in excess of 670 MMcf/d of natural gas into three interstate pipeline systems: Gulf South Pipeline, Transcontinental Gas Pipeline and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry. The FERC has approved a 6.8 Bcf expansion of the Petal facility, which we are currently undertaking. This additional capacity is dedicated under a 20-year fixed-fee contract to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States. We also intend to construct a 60-mile pipeline addition that will interconnect with the storage facility and offer direct interconnects with the Southern Natural Gas, Transco and Destin pipeline systems. We expect to complete construction of this pipeline addition in the second quarter of 2002. This construction is subject to FERC approval, which we currently expect to obtain during the fourth quarter of 2001, and is estimated to cost approximately $88 million.

Oil and Natural Gas Production

     We own working interests in four oil and natural gas producing properties in the Gulf of Mexico estimated to have total proved reserves of 11.5 Bcf of natural gas and 1,200 MBbls of oil. We also own an approximate 9% overriding royalty interest in the Prince Field, which is owned and operated by a subsidiary of El Paso Corporation. In accordance with our strategy to de-emphasize our exposure to commodity price volatility, especially production operations, we have not acquired any additional oil and natural gas properties, and we have only maintained our existing working interests since 1998.

KEY STRENGTHS

Steady Growth in Quarterly Distributions and Adjusted EBITDA

     - Since January 2000, we have increased our quarterly distribution rate four times, including two increases in 2001 aggregating 11.4%. Currently, our quarterly distribution rate is $0.6125 per common unit ($2.45 per common unit annually).

     - Since 1993, our distribution rate has increased at a compound annual growth rate of 9.3%.

     - Since 1998, our annual adjusted EBITDA has increased at a compound annual growth rate of 43% through the end of our 2000 fiscal year.

Superior Platform for Continued Growth through Accretive Acquisitions and Organic Growth Prospects

     - In the last 18 months, we have completed over $600 million of accretive (in terms of cash flow per unit) asset transfers from subsidiaries of El Paso Corporation, consisting of our interest in the Chaco plant, the additional 50% indirect interest in HIOS and the East Breaks natural gas gathering system, the EPN Texas facilities, the Crystal natural gas storage businesses and the El Paso Intrastate-Alabama system.

     - We are a major participant in the development and construction of pipelines and platforms to serve certain of the deepwater regions of the Gulf of Mexico, one of the most active oil and natural gas development regions in the world. Our existing infrastructure and technical capabilities provide us significant potential for deepwater organic growth projects. For example, our Prince TLP, placed in service in July 2001, has a capacity of 50 MBbls/d of oil and 80 MMcf/d of natural gas, as well as available space and facilities for numerous sub-sea well tie-backs.

     - We have synergistic opportunities with El Paso Corporation, including over $3 billion (book value) in onshore and offshore midstream assets that may be considered for transfer to us.

Diversified Portfolio of Attractive, Strategically Located Assets

     - Through the utilization of the available capacity in our existing offshore pipelines and platforms, we are positioned to capture increasing oil and natural gas production from specific deeper water regions of the Gulf of Mexico.

     - The Crystal natural gas storage businesses, with three major pipeline interconnects, are strategically located between certain Gulf of Mexico discoveries and long-line transmission systems in the United States.

     - EPN Texas, which provides essential supplies of NGLs to major Gulf Coast petrochemical plants and refineries, interconnects with multiple El Paso Corporation gas processing plants and intrastate pipeline facilities, offering significant growth opportunities.

     - The Chaco plant is located on El Paso Field Services' natural gas gathering system in the San Juan Basin in New Mexico, one of the most prolific natural gas producing areas in North America.

Stable Cash Flow Driven by Fee-Based Revenues

     - We expect our existing diversified asset base to provide stable future cash flows.

     - Our exposure to commodity price fluctuations is declining through decreased emphasis on exploration and production operations and increased emphasis on reducing risk and cash flow volatility through contractual arrangements.

     - Over 80% of our revenues are fee-based, subject to changes in volumes, but not directly affected by changes in commodity prices.

Strong Sponsorship

     - We are designated as the primary financial vehicle for future midstream energy acquisitions by El Paso Corporation, a large global energy company.

     - To maintain El Paso Corporation's approximate 26% limited partner interest in us, our general partner has elected to purchase up to 1,698,631 common units from us upon the completion of this offering. This is in addition to El Paso Corporation's ownership, through subsidiaries, of 170,000 of our Series B Preference Units, with a liquidation value of approximately $184 million as of June 30, 2001, and our 1% general partner interest.

                                  THE OFFERING

Common units we are offering
to the public through this
prospectus supplement.........   4,150,000 common units; 4,772,500 common units
                                 if the underwriters exercise their
                                 over-allotment option in full.

Common units we are offering
to our general partner in a
private offering concurrently
with this offering............   1,477,070 common units; 1,698,631 common units
                                 if the underwriters exercise their
                                 over-allotment option in full. The per unit price in this sale will be equal to the price common units are offered to the public through this prospectus supplement.

Common units to be outstanding
after this offering...........   39,737,474 common units, which includes
                                 1,477,070 common units to be purchased by our general partner; 40,581,535 common units if the underwriters exercise their over-allotment option in full, which includes 1,698,631 common units to be purchased by our general partner upon that exercise.

Use of proceeds...............   We estimate that we will receive a total of
                                 approximately $212.4 million from both the sale of our common units pursuant to this offering and the related private sale of common units to our general partner, or $244.3 million if the underwriters' over-allotment option is exercised in full, in each case, after deducting underwriting discounts and commissions applicable to the sale of common units to the public. We plan to use the net proceeds from this offering and the related sale of common units to our general partner to:

                                      - temporarily reduce indebtedness
                                        outstanding under our revolving credit
                                        facility;

                                      - redeem up to $50 million of Series B
                                        Preference Units at their current
                                        liquidation value; and

                                      - pay fees and expenses related to this
                                        offering and the related sale of common
                                        units to our general partner.

                                 We may reborrow funds available under our revolving credit facility in the future for general business purposes.

New York Stock Exchange
symbol........................   EPN

                               TAX CONSIDERATIONS

     The tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Income Tax Considerations" beginning on page 30 of the accompanying base prospectus. For a description of recent federal income tax developments, please read "Recent Tax Developments" beginning on page S-34. You should consult your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

     We estimate that if you purchase a common unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2004 (assuming quarterly distributions on the common units with respect to that period are equal to the current announced quarterly distribution rate of $0.6125 per common unit), you will be allocated an amount of federal taxable income for that period that is less than or equal to approximately 20% of the amount of cash distributed to you with respect to that period.

     This estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. This estimate and the underlying assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control and to tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions, including estimates of the relative fair market values of our assets and the validity of curative allocations. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

     Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors" beginning on page 41 of the accompanying base prospectus.

                            SUMMARY OF RISK FACTORS

     You should carefully consider the discussion of risks set forth in this prospectus, including the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference, prior to investing in our common units. Some of the risks discussed include:

     - Our ability to distribute cash to you depends on factors out of our control, including the continuation of distributions from our subsidiaries and joint ventures, declines in the market prices for oil and natural gas, increases in interest rates, the development and production of oil and natural gas reserves, and the rates for, and volume of, production that we handle.

     - Our substantial indebtedness could adversely restrict our ability to operate, affect our financial condition and prevent us from making distributions to you.

     - Potential future acquisitions and expansions may adversely affect our business by increasing our risks of being unable to effectively integrate those new operations and substantially increasing the level of our indebtedness and contingent liabilities.

     - We cannot cause our joint ventures to take or not to take certain actions unless some or all of our joint venture partners agree.

     - Our actual project costs could exceed our forecast, and our cash flow from projects may not be immediate.

     - You will have limited voting rights and will not control our general partner; we may issue additional securities, diluting your interests; and a change of control of our general partner may adversely affect you.

     - El Paso Corporation and its affiliates have conflicts of interest with us and, accordingly, you.

     - Our partnership agreement purports to limit our general partner's fiduciary duties and certain other obligations relating to us.

     - Our general partner and its affiliates may sell units or other limited partner interests in the trading market, which could reduce the market price of your securities.

     - Your tax liability resulting from an investment in our limited partner interests could exceed any cash you receive as a distribution from us or the proceeds from dispositions of those securities.

     - The fractionation and processing businesses are cyclical.

     - Our fractionation and processing facilities are each dedicated to a single customer, which in each case is an affiliate of our general partner, for a 20-year period.

     - Personal injury, mechanical failure and damage to our facilities could have an adverse effect on our revenues and cash flows.

     - Our operations are subject to operational hazards and uninsured risks.

     - Regulations proposed by the FERC could fundamentally affect our operations and assets. Please see our discussion of these proposed regulations beginning on page S-28.

                                USE OF PROCEEDS

     We estimate that we will receive a total of approximately $212.4 million from the sale of our common units pursuant to this offering and the related private sale of common units to our general partner, or $244.3 million if the underwriters' over-allotment option is exercised in full, in each case, after deducting underwriting discounts and commissions applicable to the sale of common units to the public.

     We plan to use the net proceeds from this offering and the related sale of common units to our general partner to:

     - temporarily reduce indebtedness outstanding under our revolving credit facility;

     - redeem up to $50 million of Series B Preference Units at their current liquidation value; and

     - pay fees and expenses related to this offering and the related sale of common units to our general partner.

     Over the past 12 months, we used proceeds from our revolving credit facility for general business purposes, including our acquisition of interests in the Chaco plant, and our acquisition of the remaining 50% indirect interest in HIOS and the East Breaks natural gas gathering system that we did not already own (including the repayment of $110 million indebtedness associated with those systems), as well as for the construction of pipelines, platforms and related infrastructure facilities.

     We may reborrow funds available under our revolving credit facility in the future for general business purposes, including the expansion of our offshore and onshore infrastructure through acquisitions, construction and other organic growth opportunities.

     As of October 16, 2001, we had $140 million outstanding under our revolving credit facility, bearing interest at an average rate of 5.14% during the nine months ended September 30, 2001, with a final maturity of May 2004.

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

     As of October 16, 2001, there were 34,110,404 common units outstanding, held by approximately 691 holders, including common units held in street name. The common units are traded on the NYSE under the symbol "EPN." The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the NYSE Composite Transactions Tape, and quarterly declared cash distributions thereon. The last reported sale price of common units on the NYSE on October 25, 2001 was $38.97 per unit.

                                                PRICE RANGE            CASH
                                            -------------------    DISTRIBUTIONS
                                             HIGH         LOW     PER COMMON UNIT
                                             ----         ---     ---------------
2001
  Fourth Quarter..........................  $42.100(1)  $36.250(1)     $0.6125(2)
  Third Quarter...........................   40.450      30.800        0.5750
  Second Quarter..........................   35.500      29.570        0.5750
  First Quarter...........................   33.990      25.500        0.5500
2000
  Fourth Quarter..........................  $27.750     $23.000       $0.5500
  Third Quarter...........................   28.000      22.500        0.5375
  Second Quarter..........................   26.000      19.500        0.5375
  First Quarter...........................   21.375      18.125        0.5250
1999
  Fourth Quarter..........................  $24.750     $16.750       $0.5250
  Third Quarter...........................   25.125      21.875        0.5250
  Second Quarter..........................   24.750      21.375        0.5250
  First Quarter...........................   23.125      19.500        0.5250

---------------

(1) Consisting of the period from October 1 through October 25, 2001.

(2) To be paid on November 15, 2001 to unit holders of record on October 31, 2001.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization on a historical basis as of June 30, 2001. Our unaudited pro forma consolidated capitalization:

     - includes additional borrowings related to the Chaco transaction;

     - includes additional borrowings related to our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own, including the repayment of Deepwater Holdings' $110 million of indebtedness; and

     - includes the resulting consolidation of Deepwater Holdings' balance sheet with ours.

The unaudited pro forma as adjusted consolidated capitalization reflects such additional borrowings and consolidation, as well as:

     - the sale of the common units offered by this prospectus and the related sale of common units to our general partner, and the application of the net proceeds to temporarily reduce indebtedness outstanding under our revolving credit facility;

     - the capital contribution by our general partner in order to maintain its 1% general partner interest in us as a result of our issuance of additional common units; and

     - the redemption of $50 million of Series B Preference Units at their current liquidation value.

In the case of the sales of common units offered by this prospectus and to our general partner, as well as the capital contribution by our general partner, we have assumed that the underwriters' over-allotment option is not exercised and that the offering price is $38.97 per common unit. We have also assumed that $50 million in liquidation value of Series B Preference Units will be redeemed with the net proceeds, although we may redeem less than that amount. This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements and our Current Report on Form 8-K filed on October 19, 2001 that are incorporated by reference in this prospectus.

                                                        AS OF JUNE 30, 2001
                                                -----------------------------------
                                                                         PRO FORMA
                                                 ACTUAL    PRO FORMA    AS ADJUSTED
                                                --------   ----------   -----------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
Long-term debt:
  Revolving credit facility...................  $ 60,000   $  398,500   $  234,728
  Senior subordinated notes due 2009..........   175,000      175,000      175,000
  Senior subordinated notes due 2011..........   250,000      250,000      250,000
  Project financing...........................    95,000       95,000       95,000
                                                --------   ----------   ----------
          Total long-term debt................   580,000      918,500      754,728
                                                --------   ----------   ----------
Partners' capital:
  Series B preference unitholders.............   184,454      184,454      134,454
  Common unitholders..........................   175,466      175,466      387,114
  General partner.............................     3,224        3,224        5,348
  Accumulated other comprehensive income......     1,123        1,123        1,123
                                                --------   ----------   ----------
          Total partners' capital.............   364,267      364,267      528,039
                                                --------   ----------   ----------
          Total capitalization................  $944,267   $1,282,767   $1,282,767
                                                ========   ==========   ==========

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    Presented below is our consolidated historical financial data as of and for each of the periods indicated. The annual consolidated financial data set forth below for each of the three fiscal years in the period ended December 31, 2000 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus by reference. The June 30, 2001 and 2000 data was derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, which is incorporated in this prospectus supplement by reference. Prospective purchasers of common units should read the following information together with our historical financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2000, as well as the financial information contained in our Current Report on Form 8-K filed on October 19, 2001, which are incorporated in this prospectus supplement by reference. The prior period information also includes reclassifications which were made to conform to the current period presentation. The unaudited pro forma as adjusted consolidated financial data (1) includes the Chaco and the south Texas NGL transportation and fractionation transactions; (2) includes our acquisition of the remaining 50% interest in Deepwater Holdings and the consolidation of Deepwater Holdings' results of operations with ours; (3) excludes the results of operations of, and the disposition of, Deepwater Holdings' interests in the Stingray and UTOS systems and the West Cameron Dehydration facility, and the results of operations of, and the disposition of our interests in several offshore Gulf of Mexico assets that were divested in the first quarter of 2001, including the related payments from El Paso Corporation to us; (4) includes the sale of the common units offered by this prospectus and the application of the net proceeds to temporarily repay indebtedness outstanding under our revolving credit facility; (5) includes the sale of common units to our general partner in a related private issuance and the application of the net proceeds to temporarily repay indebtedness outstanding under our revolving credit facility; (6) includes the capital contribution by our general partner in order to maintain its 1% general partner interest in us as a result of our issuance of additional common units and (7) includes our redemption of $50 million of Series B Preference Units at their current liquidation value. For purposes of the pro forma presentation, we have given effect to these transactions as if they were effected on January 1, 2001. In the case of the transactions described in (4) through (6) above, we have assumed that the underwriters' over-allotment option is not exercised and that the offering price is $38.97 per common unit. In the case of the transaction described in (7) above, we have assumed that $50 million in liquidation value of Series B Preference Units will be redeemed, although we may redeem less than that amount. The amounts in the table below, except per unit data, are in thousands.

                                                                PRO FORMA
                                                               AS ADJUSTED     SIX MONTHS ENDED
                                                               SIX MONTHS          JUNE 30,          YEARS ENDED DECEMBER 31,
                                                                  ENDED       ------------------   ----------------------------
                                                              JUNE 30, 2001     2001      2000       2000      1999      1998
                                                              -------------   --------   -------   --------   -------   -------
                                                               (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS:
Operating revenues
  Gathering and transportation services.....................    $ 76,211      $ 50,897   $23,819   $ 63,498   $22,311   $ 6,852
  Oil and natural gas sales.................................      17,514        17,514    11,804     20,552    29,965    31,411
  Platform services.........................................       7,895         7,895     6,526     13,875    11,383    10,468
  Liquid transportation and handling........................      35,562        12,735     3,613      8,308        --        --
  Gas storage services......................................      10,448        10,448        --      6,182        --        --
                                                                --------      --------   -------   --------   -------   -------
                                                                 147,630        99,489    45,762    112,415    63,659    48,731
                                                                --------      --------   -------   --------   -------   -------
Operating expenses
  Purchased natural gas costs...............................      33,764        33,764     5,953     28,842        --        --
  Operation and maintenance, net............................      28,509        15,509     3,532     13,779    22,402    27,558
  Depreciation, depletion and amortization..................      31,563        16,374    13,464     27,743    30,630    29,267
  Asset impairment charge(a)................................          --         3,921        --         --        --    (1,131)
                                                                --------      --------   -------   --------   -------   -------
                                                                  93,836        69,568    22,949     70,364    53,032    55,694
                                                                --------      --------   -------   --------   -------   -------
Operating income (loss).....................................      53,794        29,921    22,813     42,051    10,627    (6,963)
                                                                --------      --------   -------   --------   -------   -------
Other income (loss)
  Earnings (loss) from unconsolidated affiliates(b).........       9,589          (344)   10,072     22,931    32,814    26,724
  Gain (loss) on sale of assets(c)..........................          --       (11,251)       --         --    10,103       311
  Other income(d)...........................................         881        26,357     1,167      2,377       358       460
                                                                --------      --------   -------   --------   -------   -------
                                                                  10,470        14,762    11,239     25,308    43,275    27,495
                                                                --------      --------   -------   --------   -------   -------
Income before interest, income taxes and other charges......      64,264        44,683    34,052     67,359    53,902    20,532
Interest and debt expense(e)................................      26,414        19,766    23,750     47,072    35,323    20,242
Minority interest...........................................         100           100       135         95       197        15
Income tax benefit..........................................          --            --       139        305       435       471
                                                                --------      --------   -------   --------   -------   -------
Net income..................................................    $ 37,750      $ 24,817   $10,306   $ 20,497   $18,817   $   746
                                                                ========      ========   =======   ========   =======   =======
Net income allocated to limited partners before accounting
  change....................................................    $ 18,310      $  5,432   $ 3,452   $   (749)  $ 6,688   $   604
                                                                ========      ========   =======   ========   =======   =======
Basic and diluted net income per unit.......................    $   0.47      $   0.16   $  0.13   $  (0.03)  $  0.26   $  0.02
                                                                ========      ========   =======   ========   =======   =======
CASH DISTRIBUTIONS DECLARED PER UNIT:
Common unit.................................................    $   1.13      $   1.13   $  1.06   $   2.15   $  2.10   $  2.10
                                                                ========      ========   =======   ========   =======   =======
Preference unit(f)..........................................    $     --      $     --   $  0.55   $   0.83   $  1.10   $  1.60
                                                                ========      ========   =======   ========   =======   =======
Weighted average basic and diluted units outstanding........      38,897        33,270    27,029     29,077    25,928    24,367
                                                                ========      ========   =======   ========   =======   =======

                                                              PRO FORMA AS
                                                              ADJUSTED SIX    SIX MONTHS       YEARS ENDED
                                                                 MONTHS         ENDED         DECEMBER 31,
                                                                  ENDED        JUNE 30,    -------------------
                                                              JUNE 30, 2001      2001        2000       1999
                                                              -------------   ----------   --------   --------
FINANCIAL POSITION DATA (AT END OF PERIOD):                          (UNAUDITED)
Property and equipment, net.................................   $1,046,734      $798,026    $631,695   $373,759
Investments in unconsolidated affiliates....................       37,536        73,796     182,734    185,766
Total assets................................................    1,323,475       978,184     879,259    583,585
Total debt..................................................      754,728       580,000     538,000    465,000
Partners' capital...........................................      528,039       364,267     311,071     96,489

OTHER FINANCIAL DATA:                                                           (UNAUDITED)
EBITDA(g)...................................................   $   95,827      $ 64,978    $ 95,102   $ 84,532
Distributions from equity investments.......................       10,332        17,182      33,960     46,180
Other cash and non-cash items...............................        3,792         3,792       1,281      3,869
Adjusted EBITDA(h)(i).......................................      100,362        72,143     107,104     91,305
Capital expenditures included in investing activities(j)....      495,768       212,268     125,832    113,579

---------------

(a) Includes, for the six months ended June 30, 2001, approximately $3.9 million related to the impairment of our Manta Ray pipeline, reflected in asset impairment charge.

(b) Includes, for the six months ended June 30, 2001, approximately $14.3 million related to our share of Deepwater Holdings' losses from its sale of assets reflected in earnings (loss) from unconsolidated affiliates. Does not include, for the pro forma as adjusted six months ended June 30, 2001, approximately $21.0 million related to Deepwater Holdings' losses from its sales of assets, of which approximately $14.3 million related to our share of such losses and approximately $6.7 million related to El Paso Corporation's share of such losses.

(c) Includes, for the six months ended June 30, 2001, approximately $11.3 million related to our losses on sales of assets reflected in gain (loss) on sales of assets. Includes, for the year ended December 31, 1999, approximately $10.1 million gain related to our sale of assets.

(d) Includes, for the six months ended June 30, 2001, approximately $25.4 million related to the make whole payment from El Paso Corporation reflected in other income.

(e) Includes, for the pro forma as adjusted six months ended June 30, 2001, approximately $4.6 million of reduced interest expense related to the temporary repayment of our revolving bank credit facility from the proceeds received from the sale of common units in this offering and the related sale of common units to our general partner.

(f) We redeemed all of our outstanding preference units (other than Series B Preference Units) in October 2000.

(g) EBITDA is defined for this purpose as net income before (1) depreciation, depletion, and amortization; (2) asset impairment charges; (3) interest and other financing costs, net of capitalized interest; and (4) minority interests and income tax benefit. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles or as a measure of liquidity. EBITDA is not calculated in accordance with generally accepted accounting principles and accordingly, it may not be a comparable measurement among different companies.

(h) Adjusted EBITDA is defined for this purpose as EBITDA, less equity investment earnings, plus cash distributions from equity investments, and, as appropriate, other cash and non-cash items and excluding gains or losses from asset sales (including a $308 thousand gain in 2000). For the six months ended June 30, 2001, adjusted EBITDA also excludes the one-time payment from El Paso Corporation of $25.4 million. Historically a significant portion of our cash flow has come from distributions from unconsolidated joint ventures; accordingly, we believe adjusted EBITDA provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA may not be a comparable measurement among different companies.

(i) Adjusted EBITDA for the pro forma six months ended June 30, 2001 is comprised of operating income of $53.8 million plus (i) depreciation, depletion, and amortization of $31.6 million; (ii) cash distributions from unconsolidated affiliates of $10.3 million; (iii) other income of $0.9 million; and (iv) other cash and non-cash items of $3.8 million.

(j) Capital expenditures for the pro-forma six months ended June 30, 2001 includes $198.5 million related to our purchase of the Chaco Plant and $85 million related to our purchase of El Paso Corporation's 50 percent interest in Deepwater Holdings.

                                    BUSINESS

OVERVIEW

     We are one of the largest publicly-traded MLPs in terms of market capitalization. Formed in 1993, we currently manage a balanced, diversified portfolio of interests and assets that includes:

     - oil and natural gas pipelines, platforms, processing facilities and infrastructure in the deeper water regions of the Gulf of Mexico, offshore Louisiana and Texas;

     - natural gas storage facilities in Mississippi;

     - intrastate natural gas pipeline assets in Alabama;

     - natural gas processing facilities in New Mexico;

     - NGL transportation and fractionation facilities in south Texas; and

     - oil and natural gas properties in the Gulf of Mexico.

     Consistent with our growth-oriented business strategy, we have recently acquired title to and other interests in the Chaco cryogenic natural gas processing plant in northern New Mexico's San Juan Basin and the remaining 50% indirect interest in HIOS and the East Breaks natural gas gathering system that we did not already own. We expect to use proceeds from this offering and the related sale of common units to our general partner to redeem up to $50 million in liquidation value of our Series B Preference Units and to reduce borrowings under our revolving credit facility.

     We continue to benefit from the unique corporate sponsorship we receive from El Paso Corporation, the indirect parent of our general partner. El Paso Corporation is a global energy company with operations that range from energy production and extraction to power generation and had total assets of $46 billion at June 30, 2001. We are El Paso Corporation's primary financial vehicle for future midstream energy infrastructure acquisitions. Since 1999, we have completed over $700 million of asset transfers from El Paso Corporation's portfolio of midstream assets. Through its subsidiaries, El Paso Corporation owns approximately 26%, or 8,953,764, of our common units and our 1% general partner interest. Additionally, El Paso Corporation owns through a subsidiary 170,000 of our Series B Preference Units, with a liquidation value of approximately $184 million at June 30, 2001, which we issued in August 2000 to acquire the Crystal natural gas storage businesses. In order to maintain El Paso Corporation's approximate 26% limited partner interest, our general partner has elected to exercise its anti-dilution right under our partnership agreement. Accordingly, upon completion of this offering (including the issuance of units, if any, upon the exercise of the underwriters' over-allotment option), our general partner will purchase from us 1,477,070 common units (up to 1,698,631 if the underwriters exercise all or a part of their over-allotment option) at a per-unit price equal to the price at which common units are offered to the public through this prospectus supplement.

     El Paso Energy Partners Company, our sole general partner and an indirect wholly-owned subsidiary of El Paso Corporation, manages our activities and conducts our business. Through our general partner, we utilize the employees of, and management services provided by, El Paso Corporation and its affiliates under a management agreement.

OUR OBJECTIVE AND STRATEGY

     Our objective is to operate as a growth-oriented MLP with a focus on enhancing our cash flow, earnings and return to our unitholders. Our strategy is to combine our position as a provider of midstream services in the deeper water regions of the Gulf of Mexico with an aggressive effort to acquire and develop diversified onshore midstream energy assets. Our strategy also includes identifying opportunities that create synergies with the other assets and operations of El Paso Corporation. We intend to continue de-emphasizing our commodity-based activities, such as exploration and production operations, and to concentrate on fee-based operations, such as gathering, transportation, processing, storage and fractionation, which traditionally provide more stable cash flows. We intend to execute our business strategy by:

     - capitalizing on our extensive infrastructure in the Gulf of Mexico and expanding our existing assets further into the deeper water regions with projects supported by new discoveries and long-term commitments;

     - purchasing or constructing onshore pipelines, gathering systems, storage, processing and fractionation facilities and other midstream assets to provide a broad range of stable, fee-based services to producers, marketers and users of energy products; and

     - leveraging the nationwide asset base and operational expertise of El Paso Corporation.

BUSINESS SEGMENTS

     We segregate our business activities into five segments:

     - Natural Gas Gathering and Transportation;

     - Liquids Transportation and Handling;

     - Platforms;

     - Natural Gas Storage; and

     - Oil and Natural Gas Production.

     These segments are strategic business units that provide a variety of energy-related services. For information relating to operating revenues and operating income of each segment, see the financial statements included in our SEC filings and incorporated by reference into this prospectus. Each of these segments is discussed more fully below. In addition, we recently diversified our business activities by acquiring our EPN Texas NGL transportation and fractionation assets located in south Texas and our Chaco plant natural gas processing facilities in New Mexico, both of which we include in our new Liquids Transportation and Handling business segment. These new facilities are discussed more fully below.

     The following chart depicts each of our current business segments, our assets in each segment, and our percentage ownership of each asset.

   Natural Gas Gathering                       Oil & Natural Gas                     Liquids Transportation
    and Transportation         Ownership        Transportation         Ownership          and Handling         Ownership
----------------------------   ---------    ------------------------   ---------    ------------------------  ---------
- El Paso Intrastate-Alabama     100.0%     - Viosca Knoll Block 817     100.0%     - Shoup Fractionator        100.0%
- Viosca Knoll                   100.0%     - Garden Banks Block 72       50.0%     - Armstrong Fractionator    100.0%
- East Breaks                     50.0%(1)  - Garden Banks Block 117      50.0%     - Delmita Fractionator      100.0%
- HIOS                            50.0%(1)  - West Delta Block 35         38.8%     - Chaco Cryogenic
                                            - Prince Field                 9.0%(3)    Natural Gas Plant         100.0%(2)
        PLATFORMS              Ownership    - Garden Banks Block 73        2.5%(4)  - Allegheny Pipeline        100.0%
------------------------       ---------                                            - Poseidon Pipeline          36.0%
- East Cameron Block 373         100.0%                                             - Thompsonville Lateral     100.0%
- Prince TLP                     100.0%                                             - Shilling Lateral          100.0%
- Ship Shoal Block 331           100.0%                                             - SACC Mainline             100.0%
- Viosca Knoll Block 817         100.0%                                             - South Texas Pipeline      100.0%
- Ship Shoal Block 332            50.0%
- Garden Banks Block 72           50.0%                                             Natural Gas Storage       Ownership
                                                                                    -------------------       ---------
                                                                                    - Hattiesburg               100.0%
                                                                                    - Petal                     100.0%

---------------

(1) In October 2001, HIOS and the East Breaks natural gas gathering system became wholly-owned assets through our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own.

(2) In October 2001, we acquired title to and other interests in the Chaco plant, together with certain related rights and interests, for the next 20 years.

(3) Our overriding royalty interest is convertible into a 30% undivided working interest. Production from this field is committed to our Prince TLP.

(4) Overriding royalty interest.

NATURAL GAS GATHERING AND TRANSPORTATION

Pipeline Systems

     With our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own, we now own 100% of four offshore natural gas pipeline systems, which extend over 860 miles and have a combined maximum design capacity of over 3.4 Bcf/d of natural gas. Our offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including some located offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States. In addition to our offshore natural gas pipeline systems, we have a gathering system in Alabama, which gathers coal bed methane production in the Black Warrior Basin. The following table and discussions describe our natural gas pipelines.

                                                      EL PASO
                                          VIOSCA    INTRASTATE-                 EAST
                                         KNOLL(1)   ALABAMA(2)    HIOS(3)   BREAKS(3)(4)
                                         --------   -----------   -------   ------------
Effective ownership interest...........     100%        100%         100%        100%
Unregulated(U)/regulated(R)............       U           U            R           U
Operated(O)/non-operated(N)(4).........       O           O            O           O
In-service date........................    1994        1972         1977        2000
Approximate capacity(5)................   1,000         200        1,800         400
Aggregate miles of pipeline............     125         450          204          85
Average net throughput for the years
  ended:(6)
  December 31, 2000....................     612         124          870         112
  December 31, 1999....................     558          --          742          --
  December 31, 1998....................     319          --          718          --

---------------

(1) We acquired an additional 49% ownership interest in June 1999 and the remaining 1% in September 2000 from a subsidiary of El Paso Corporation.

(2) We acquired the EPIA system in March 2000.

(3) Prior to October 2001, we owned a 50% indirect interest in HIOS and the East Breaks natural gas gathering system through Deepwater Holdings. We acquired the remaining 50% indirect interest in October 2001 from subsidiaries of El Paso Corporation. The average net throughput numbers in this table for HIOS and East Breaks reflect 100% ownership of those systems.

(4) We assumed operation of HIOS and the East Breaks system in June 2000.

(5) All capacity measures are on a MMcf/d basis.

(6) All average net throughput measures are on a MDth/d basis. For the pipelines described above, one MDth is substantially equivalent to one MMcf.

     VIOSCA KNOLL SYSTEM. Our Viosca Knoll system is an offshore natural gas gathering system designed to serve the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico and consists of 125 miles of predominantly 20-inch natural gas pipeline and a 7,000 horsepower compressor. Our Viosca Knoll system provides its customers access to the facilities of a number of major interstate pipelines, including pipelines owned by Tennessee Gas Pipeline Company, Columbia Gulf Transmission Company, Southern Natural Gas Company, Transco and Destin Pipeline Company. During 1999, we acquired an additional 49% interest in the Viosca Knoll system, and in 2000 we acquired the remaining 1% from a subsidiary of El Paso Corporation, bringing our total interest in the Viosca Knoll system to 100%.

     EL PASO INTRASTATE-ALABAMA SYSTEM. In March 2000, we acquired our EPIA system, a natural gas pipeline system in the coal bed methane producing regions of Alabama. The system consists of over 450 miles of pipeline. Our EPIA system also provides marketing services through the purchase and resale of natural gas by purchasing natural gas from regional producers and others, and selling natural gas to local distribution companies and others.

     HIOS. In October 2001, HIOS became a wholly-owned asset through our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own from subsidiaries of El Paso Corporation. In 1999, we reorganized our joint venture with ANR Pipeline Company, or ANR, in these and other assets through the formation of Deepwater Holdings, which owns 100% of HIOS. Through El Paso Corporation's merger with The Coastal Corporation, ANR became a subsidiary of El Paso Corporation. HIOS is a natural gas transmission system regulated by the FERC that consists of 204 miles of pipeline and 1.8 billion cubic feet per day, or Bcf/d, of capacity with average throughput for the first half of 2001 of 1,054 MDth/d. HIOS transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island, and East Breaks areas of the Gulf of Mexico to numerous downstream pipelines including the ANR and Tennessee Gas pipelines.

     EAST BREAKS SYSTEM. In October 2001, the East Breaks natural gas gathering system became a wholly-owned asset through our acquisition of the remaining 50% equity interest in Deepwater Holdings that we did not already own. East Breaks is a natural gas gathering system that consists of an 85-mile pipeline and 400 MMcf/d of capacity connecting HIOS to the Hoover-Diana project developed by subsidiaries of ExxonMobil and BP in the Alaminos Canyon and East Breaks areas of the Gulf of Mexico. East Breaks was placed in service in June 2000 and averaged throughput of approximately 275 MDth/d during the first half of 2001.

Markets and Competition

     Each of our natural gas pipeline systems are located at or near natural gas production areas that are served by other pipelines. Our natural gas pipeline systems face competition from both regulated and unregulated systems. Some of these competitors are not subject to the same level of rate and service regulation as we are. Other competing pipelines, such as long-haul transporters, may have rate design alternatives unavailable to ours. Consequently, those competing pipelines may be able to provide service on more flexible terms and at rates significantly below those we offer.

     A substantial portion of the revenues generated by our offshore pipeline systems are attributed to production from reserves committed under long-term contracts for the productive life of the relevant field. Nonetheless, these reserves and other reserves that may become available to our pipeline systems are depleting assets and will be produced over a finite period. Each of our pipeline systems must access additional reserves to offset the natural decline in production from existing connected wells or the loss of any other production to a competitor. Furthermore, the rates we charge for our services are dependent on whether the relevant pipeline system is regulated or unregulated, the quality of the service required by the customer, and the amount and term of the reserve commitment by the customer. A majority of our offshore arrangements involve life-of-reserve commitments with both firm and interruptible components. Generally, we receive a price per dekatherm of natural gas handled. Also, for firm arrangements, we often receive a monthly fixed fee which is paid by the customer regardless of the level of throughput, except under individually specified circumstances.

Maintenance

     Each of our pipeline systems requires regular and thorough maintenance. The interior of the pipelines is maintained through the regular cleaning of the line of liquids that collect in the pipeline. Corrosion inhibitors are also injected into all of the systems through the flow stream on a continuous basis. To prevent external corrosion of the pipe, anodes are fastened to the pipeline itself at prescribed intervals, providing protection from sea water. Our HIOS and Viosca Knoll natural gas pipeline systems include platforms that are manned on a continuous basis. The personnel onboard these platforms are responsible for site maintenance, operations of the platform facilities, measurement of the oil or natural gas stream at the source of production and corrosion control.

LIQUIDS TRANSPORTATION AND HANDLING

Pipeline Systems

     We have interests in two offshore oil pipeline systems, which extend over 300 miles and have a combined maximum design capacity of over 400 MBbls/d of oil. In addition to being strategically located in the vicinity of some prolific producing regions in the Gulf of Mexico, our oil pipeline systems are parallel to and interconnect with key segments of some of our natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes us from our competitors by allowing us to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets. The following table and discussions describe these offshore oil pipeline systems.

                                                              POSEIDON   ALLEGHENY
                                                              --------   ---------
Effective ownership interest................................      36%       100%
Unregulated(U)/regulated(R).................................       U          U
Operated(O)/non-operated(N)(1)..............................       O          O
In-service date.............................................    1996       1999
Approximate capacity(2).....................................     260         80
Aggregate miles of pipeline.................................     288         43
Average net throughput for the years ended:(3)
  December 31, 2000.........................................      57         18
  December 31, 1999.........................................      61         12
  December 31, 1998.........................................      35         --

---------------

(1) We assumed operation of Poseidon in January 2001.

(2) All capacity measures are on a MBbls/d basis. The combined maximum capacity of these pipelines is 400 MBbls/d, with the addition of pumps and the use of friction reducers.

(3) All average net throughput measures are on a MBbls/d basis.

     POSEIDON SYSTEM. The Poseidon system, a joint venture in which we own a 36% interest, is a major offshore sour crude oil pipeline system built in response to the increased demand for additional sour crude oil pipeline capacity in the central Gulf of Mexico. The Poseidon system consists of (1) 117 miles of 16- to 20-inch diameter pipeline extending from our 50% owned Garden Banks 72 platform to our platform at Ship Shoal Block 332, (2) 122 miles of 24-inch diameter pipeline extending from the Ship Shoal 332 platform to Houma, Louisiana, (3) 32 miles of 16-inch diameter pipeline extending from Ewing Bank Block 873 to the 24-inch pipeline in the area of South Timbalier Block 212, and
(4) 17 miles of 16-inch pipeline extending from Garden Banks Block 260 to South Marsh Island Block 205.

     ALLEGHENY SYSTEM. Our Allegheny system is an offshore crude oil system consisting of 43 miles of 14-inch diameter pipeline that connects the Allegheny field in the Green Canyon area of the Gulf of Mexico with Poseidon at our Ship Shoal 332 platform. Oil production from the Allegheny field is committed to this system.

NGL Transportation and Fractionation

     In February 2001, we acquired NGL transportation and fractionation assets from subsidiaries of El Paso Corporation, which we now operate under the name "EPN Texas." In connection with this acquisition, we entered into a 20-year fee-based transportation and fractionation agreement with El Paso NGL Marketing, L.P., an affiliate of our general partner. In that agreement, El Paso

NGL Marketing agreed to deliver all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso NGL Marketing to our south Texas NGL gathering and fractionation facilities, and we have dedicated 100% of the capacity of our facilities to El Paso NGL Marketing. Effectively, we will receive a fixed fee for each barrel of NGLs transported and fractionated by the EPN Texas facilities, from which we will pay a turnkey operating fee to an El Paso Corporation affiliate and be responsible for capital expenditures, taxes and other non-routine operating costs. El Paso NGL Marketing will bear substantially all of the risks associated with changes in the commodity prices for NGLs. EPN Texas includes more than 600 miles of intrastate NGL gathering and transportation pipelines and three fractionation plants located in south Texas. The intrastate NGL pipeline system is comprised of 379 miles of pipeline used to gather and transport unfractionated NGLs from various processing plants to the Shoup Plant, located in Corpus Christi, the largest of EPN Texas' three fractionators. The system also includes 177 miles of pipelines that deliver fractionated products such as ethane, propane and butane to refineries and petrochemical plants along the Texas Gulf Coast and to common carrier NGL pipelines. The three fractionation facilities have a combined capacity of approximately 96 MBbls/d.

     Utilization rates in the fractionation industry can fluctuate dramatically from month to month, depending on the needs of producers. However, the average utilization rate for EPN Texas for 2000, 1999 and 1998 was 89%, 88% and 91%. Although our utilization rate for 2001 may not be as high as it was in 2000, we were able to secure in effect a commitment from a subsidiary of El Paso Corporation that the utilization rate of these facilities during 2001 will be at least 76.8% at a rate of $1.01 per barrel.

Natural Gas Processing

     In October 2001, we acquired title to and other interests in the Chaco cryogenic natural gas processing plant, the third largest natural gas processing plant in the United States measured by liquids produced, for approximately $198.5 million. The total purchase price was composed of:

     - A payment of $77.0 million to acquire the Chaco plant from the bank group that provided the financing for construction of the facility; and

     - A payment of $121.5 million to El Paso Field Services in connection with the execution of a 20-year agreement with El Paso Field Services relating to the processing capacity of the Chaco plant and dedication of natural gas gathered by El Paso Field Services. We will receive a fixed fee from El Paso Field Services for each Dth of natural gas that we process, and will bear all costs associated with the plant's ownership and operations. El Paso Field Services personnel will continue to operate the plant.

We expect this transaction to generate approximately $25 to $28 million of EBITDA over the next twelve months.

     Prior to our acquisition of these interests, El Paso Field Services, directly or through subsidiaries, operated and beneficially owned the Chaco plant, which was constructed in 1995. Part of this construction was financed through a business trust created by the project lenders. We acquired title to the Chaco plant, subject to the financing documents, by purchasing the project lenders' interests in, and becoming trustee of, the business trust through our subsidiaries. We also entered into a agreement with El Paso Field Services under which (1) El Paso Field Services dedicated all of the natural gas received into its San Juan Gathering System to the Chaco plant for processing (except for certain amounts of natural gas that have previously been dedicated to a nearby plant, and certain other amounts of natural gas that will be used for fuel use, farm taps and lift gas, or temporarily offloaded due to capacity constraints pursuant to existing gathering agreements), (2) El Paso Field Services is obligated to attempt to acquire additional processing rights for gas gathered by its San Juan Gathering System and (3) gas delivered to the Chaco plant by El Paso Field Services will have a processing priority over other gas. In addition, El Paso Field Services will pay us a lease payment of $5 million during the next year related to the Chaco plant. El Paso Field Services will have the right to repurchase the Chaco plant in October 2002 for approximately $77 million; if El Paso Field Services does not exercise this repurchase right, it must pay us a substantial forfeiture payment.

     The Chaco plant is a state-of-the-art cryogenic plant located in the San Juan Basin in New Mexico that uses high pressures and extremely low temperatures to remove water, impurities and excess hydrocarbon liquids from the raw natural gas stream and to recover ethane, propane and the heavier hydrocarbons. It is capable of processing up to 700 MDth/d of natural gas and handling up to 50 MBbls/d of NGLs. Utilization rates in the processing industry can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco plant for the first half of 2001 and for all of 2000, 1999 and 1998 was 85%, 91%, 93% and 84%, respectively.

Markets and Competition

     Our oil pipeline systems were built as a result of the need for additional crude oil capacity to transport new deepwater oil production to shore. Our principal competition includes other oil pipeline systems, built, owned and operated by producers to handle their own production and, as capacity is available, production for others. Our oil pipelines compete for new production on the basis of geographic proximity to the production, cost of connection, available capacity, transportation rates and access to onshore markets. In addition, the ability of our pipelines to access future reserves will be subject to our ability, or the producers' ability, to fund the significant capital expenditures required to connect to the new production.

     A substantial portion of the revenues generated by our offshore pipeline systems are attributed to production from reserves committed under long-term contracts for the productive life of the relevant field. Nonetheless, these reserves and other reserves that may become available to our pipeline systems are depleting assets and will be produced over a finite period. Each of our pipeline systems must access additional reserves to offset the natural decline in production from existing connected wells or the loss of any other production to a competitor. Furthermore, the rates we charge for our services are dependent on whether the relevant pipeline system is regulated or unregulated, the quality of the service required by the customer, and the amount and term of the reserve commitment by the customer. A majority of our offshore arrangements involve life-of-reserve commitments with both firm and interruptible components. Generally, we receive a price per barrel of oil or water handled. Also, for firm arrangements, we often receive a monthly fixed fee which is paid by the customer regardless of the level of throughput, except under individually specified circumstances.

Maintenance

     Each of our pipeline systems requires regular and thorough maintenance. The interior of the pipelines is maintained through the regular cleaning of the line of liquids that collect in the pipeline. Corrosion inhibitors are also injected into all of the systems through the flow stream on a continuous basis. To prevent external corrosion of the pipe, anodes are fastened to the pipeline itself at prescribed intervals, providing protection from sea water. The platforms are painted to the waterline every three to five years to prevent atmospheric corrosion. Corrosion protection devices are also fastened to platform legs below the waterline to prevent corrosion. Remotely operated vehicles or divers inspect the platforms below the waterline generally every five years. Our Allegheny and Poseidon oil pipeline systems include platforms that are manned on a continuous basis. The personnel onboard these platforms are responsible for site maintenance, operations of the platform facilities, measurement of the oil or natural gas stream at the source of production and corrosion control.

PLATFORMS

     Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and production operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to:

     - interconnect the offshore pipeline grid;

     - provide an efficient means to perform pipeline maintenance;

     - locate compression, separation, production handling and other facilities; and

     - conduct drilling operations during the initial development phase of a oil and natural gas property.

     We have interests in six multi-purpose offshore platforms in the Gulf of Mexico, including five multi-purpose hub-platforms and one multi-purpose TLP in the Prince Field, which initiated service in July 2001 and accepted initial production in September of this year. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Through these facilities, we are able to provide a variety of midstream services to increase deliverability and attract new volumes into our offshore pipeline systems. The following table and discussions describe our platforms.

                                              EAST     VIOSCA    SHIP    GARDEN     SHIP
                                    PRINCE   CAMERON   KNOLL    SHOAL    BANKS     SHOAL
                                     TLP       373      817     331(1)     72      332(2)
                                    ------   -------   ------   ------   ------    ------
Ownership interest................     100%     100%     100%     100%      50%        50%
In-service date...................    2001     1998     1995     1994     1995       1985
Water depth (in feet).............   1,500      441      671      376      518        438
Acquired (A) or constructed (C)...       C        C        C        A        C          A
Approximate handling capacity:
  Natural gas (MMcf/d)............      80      200      140       --       80        150(2)
  Oil and condensate (Bbls/d).....  50,000    5,000    5,000       --    55,000    12,000(2)

---------------

(1) The Ship Shoal 331 platform is currently used as a satellite landing area. All products transported to the Ship Shoal 331 platform are processed on the Ship Shoal 332 platform.

(2) We sold 50% of our interest in the Ship Shoal 332 platform in January 2001.

     PRINCE TLP. In July 2001, we placed in service our newly-constructed Prince TLP. The Prince TLP has a state-of-the-art design, which accommodates a workover rig and four to five wellhead connections above sea level and up to three subsea wellhead connections. El Paso Production GOM, Inc., an indirect subsidiary of El Paso Corporation, has committed all of the oil and natural gas it produces from the Prince Field to the Prince TLP and our related pipelines and separating and handling facilities, for which we will receive a fixed monthly demand charge as well as a commodity charge for the volumes of natural gas, oil and water produced from the Prince Field. The Prince TLP has a capacity of 50 MBbls/d of oil and 80 MMcf/d of natural gas, as well as the capacity to accommodate a 1,200-horsepower completion rig. The deck is equipped for the future addition of numerous sub-sea well tie-backs. First production flowed through the Prince TLP in September 2001. Currently, we expect that production from the Prince Field will peak in mid-2002.

     EAST CAMERON 373. The East Cameron 373 platform is located at the south end of the central leg of the Stingray system. The platform serves as the host for Kerr-McGee Corporation's East Cameron Block 373 production and as the landing site for Garden Banks Blocks 108, 152 and 200 production.

     VIOSCA KNOLL 817. The Viosca Knoll 817 platform is centrally located on the Viosca Knoll system. The platform serves as a base for landing deepwater production in the area, including

ExxonMobil's, Shell's, and BP's Ram Powell development. A 7,000 horsepower compressor on the platform facilitates deliveries from the Viosca Knoll system to multiple downstream interstate pipelines. The platform is also used as a base for oil and natural gas production from our Viosca Knoll Block 817 lease.

     SHIP SHOAL 331. The Ship Shoal 331 platform is a production facility located approximately 75 miles off the coast of Louisiana. Pogo Producing Company has rights to utilize the platform pursuant to a production handling and use of space agreement.

     GARDEN BANKS 72. The Garden Banks 72 platform is located at the south end of the eastern leg of the Stingray system and serves as the western-most termination point of the Poseidon system. The platform serves as a base for landing deepwater production from Enterprise Oil Gulf of Mexico, Inc.'s and Devon Energy Inc.'s Garden Banks Block 161 development and Mariner Energy Inc.'s development in Garden Banks Block 73, and will serve as the host for Amerada Hess Corporation's Garden Banks 158 development. We also use this platform as the host for our Garden Banks Block 72 production and the landing site for production from our Garden Banks Block 117 lease located in an adjacent lease block.

     SHIP SHOAL 332. The Ship Shoal 332 platform serves as a major junction platform for pipelines in the Allegheny and Poseidon systems.

Markets and Competition

     Our platforms are subject to similar competitive factors as our pipeline systems. These assets generally compete on the basis of proximity and access to existing reserves and pipeline systems, as well as costs and rates. Furthermore, competitors to these platforms may possess greater technical skill and capital resources than we do.

     For a discussion of our significant customers see the financial statements accompanying and incorporated by reference in this prospectus.

Maintenance

     Each of our platforms requires regular and thorough maintenance. The platforms are painted to the waterline every three to five years to prevent atmospheric corrosion. Corrosion protection devices are also fastened to platform legs below the waterline to prevent corrosion. Remotely operated vehicles or divers inspect the platforms below the waterline generally every five years.

NATURAL GAS STORAGE

     We own the Crystal salt dome natural gas storage businesses located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. The two primary facilities, Petal and Hattiesburg, have a combined current working capacity of 6.7 Bcf, and are capable of delivering in excess of 670 MMcf/d of natural gas into three interstate pipeline systems: Gulf South Pipeline, Transco and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry.

     The Hattiesburg facility is comprised of 73 acres outside of Hattiesburg, Mississippi, and consists of three salt caverns with a working gas capacity of approximately 3.5 Bcf. The Petal facility is comprised of 16.5 acres, is less than one mile from the Hattiesburg facility and consists of a single high-deliverability natural gas storage cavern with a working gas capacity of approximately 3.2 Bcf. The Hattiesburg facility has an injection capacity in excess of 175 MMcf/d of natural gas and a withdrawal capacity in excess of 350 MMcf/d of natural gas. The Petal facility is designed to provide up to 320 MMcf/d of ten-day storage services with capability of being refilled in 20 days. The ability of the facilities to handle these high levels of injections and withdrawals of natural gas makes the facilities well suited for customers who desire the ability to meet short duration load swings and to cover major supply interruption events, such as hurricanes and temporary losses of production. The high injection and withdrawal rates also allow customers to take advantage of price savings in natural gas by allowing for quick delivery. The characteristics of the salt domes at the facilities permit sustained periods of high delivery, the ability to quickly switch from full injection to full withdrawal and provide an impermeable storage medium.

     The FERC has approved a 6.8 Bcf expansion of the Petal facility, which we are currently undertaking. This additional capacity is dedicated under a 20-year fixed-fee contract to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States. We also intend to construct a 60-mile pipeline addition that will interconnect with the storage facility and offer direct interconnects with the Southern Natural Gas, Transco and Destin pipeline systems. We expect to complete construction of this pipeline addition in the second quarter of 2002. This construction is subject to FERC approval, which we currently expect to obtain during the fourth quarter of 2001, and is estimated to cost approximately $88 million.

Markets and Competition

     Competition for natural gas storage is primarily based on location and the ability to deliver natural gas in a timely and reliable manner. Our Petal and Hattiesburg natural gas storage facilities are located in an area in Mississippi that can effectively service the Northeastern and Southeastern natural gas markets, and the facilities have the ability to deliver all of their stored natural gas within a short timeframe. Our natural gas storage facilities compete with other means of natural gas storage, including other salt dome storage facilities, depleted reservoir facilities, liquified natural gas and pipelines.

     Most of the contracts relating to our Crystal natural gas storage assets have a 15-year term, expiring in December 2005. We also have a new 20-year contract with a subsidiary of The Southern Company providing for an expansion of our Petal natural gas storage facility. We believe that the existence of these long-term contracts for storage, the proposed expansion of our operations and the location of our natural gas storage facilities should allow us to compete effectively with other companies who provide natural gas storage services. We believe that many of our natural gas storage contracts will be renewed, although we also expect that once these firm storage contracts have expired, we will experience greater competition for providing storage services. Such competition will be dependent upon the nature of the natural gas storage market existing at that time. In addition to long-term contracts, we actively market interruptible storage services at the Petal facility to enhance our revenue generating ability beyond the firm storage contracts.

OIL AND NATURAL GAS PRODUCTION

     Currently, we own interests in six oil and natural gas properties (five producing and one non-producing) located in waters offshore of Louisiana. Production is gathered, transported, and processed through our pipeline systems and platform facilities, and sold to an affiliate of El Paso Corporation.

Producing Properties

     We did not drill any exploratory or developmental wells in 1999 or 2000 and have not drilled any exploratory wells in 2001. One developmental oil well was drilled during 1998. In addition, we participated through our 38% non-operating working interest in a developmental well at West Delta 35 in 2001.

Net Production, Unit Prices and Production Costs

     The following table sets forth information regarding the production volumes of, average unit prices received for, and average production costs for our oil and natural gas properties for the years ended December 31:

                                               OIL (MBBLS)            NATURAL GAS (MMCF)
                                         ------------------------   -----------------------
                                          2000     1999     1998    2000     1999     1998
                                         ------   ------   ------   -----   ------   ------
Net production(1)......................     306      357      540   6,897   12,211   11,324
Average sales price(1).................  $25.26   $14.32   $15.69   $1.86    $2.02    $2.01
Average production costs(2)............    7.82     2.38     3.04    1.30     0.40     0.51

---------------

(1) The information regarding net production and average sales prices excludes overriding royalty interests.

(2) The components of average production costs, which consist of operating expenses per unit of oil or natural gas produced, may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include third party transportation expenses, maintenance and repair, labor and utilities costs.

     The relationship between average sales prices and average production costs depicted by the table above is not necessarily indicative of future results of operations. For a discussion of oil and natural gas reserve information and estimated future net cash flows, see the financial statements accompanying and incorporated by reference into this prospectus.

Non-producing Property

     We own a 9% net overriding royalty interest in the Prince Field, formerly the Ewing Bank 958 Unit. In November 1999, we entered into an arrangement with El Paso Production GOM to farmout our working interest in the Prince Field in exchange for an overriding royalty interest. Under the terms of the farmout agreement, we may convert our overriding royalty interest in the Prince Field into a 30% working interest once El Paso Production GOM recoups the costs associated with its drilling and completion activities on the Prince Field. Production from the Prince Field, which is committed to our Prince TLP, commenced in September 2001.

Markets and Competition

     Our focus is to maximize the production from our existing portfolio of oil and natural gas properties. As a result, the competitive factors that would normally impact exploration and production activities are not as pertinent to our operations. However, the oil and natural gas industry is intensely competitive, and we do compete with a substantial number of other companies, including many with larger technical staffs and greater financial and operational resources in terms of accessing transportation, hiring personnel, marketing production and withstanding the effects of general and industry-specific economic changes.

Operating Environment

     Our oil and natural gas production operations are subject to all of the operating risks normally associated with the production of oil and natural gas, including blowouts, cratering, pollution and fires, each of which could result in damage to life or property. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations, including interruption or termination by governmental authorities based on environmental and other considerations. In accordance with customary industry practices, we maintain broad insurance coverage with respect to potential losses resulting from these operating hazards.

REGULATORY ENVIRONMENT

Proposed FERC Regulations

     In September 2001, the FERC issued a Notice of Proposed Rulemaking, or NOPR, in which the FERC proposes to modify its standards of conduct governing the relationship between interstate pipelines and marketing affiliates of interstate pipelines. In the NOPR, the FERC proposed modifications, including that the standards of conduct apply to the pipelines' relationship with all energy affiliates, not just marketing affiliates. Since HIOS and Petal natural gas storage are interstate pipelines as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and us. We cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on us. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS and Petal.

Pipeline Systems

     Our natural gas pipeline systems are subject to the Natural Gas Pipeline Safety Act of 1968, which establishes pipeline and liquefied natural gas plant safety requirements. The Poseidon and Allegheny systems are subject to regulations under the Hazardous Liquid Pipeline Safety Act. All of our offshore pipeline systems are subject to the regulation under the Outer Continental Shelf Lands Act, which calls for nondiscriminatory transportation on pipelines operating in the outer continental shelf region of the Gulf of Mexico. All of our pipeline systems are subject to the National Environmental Policy Act and other environmental legislation. Each of the pipeline systems has a continuing program of inspection designed to keep all of our facilities in compliance with pollution control and pipeline safety requirements. We believe that our pipeline systems are in compliance with the applicable requirements of these regulations.

     HIOS is also subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. This pipeline system operates under separate FERC approved tariffs which establish rates, terms, and conditions under which this pipeline system provides services to its customers. Further, HIOS operates under agreements with its respective customers that provide for rates approved by FERC.

     Due primarily to industry consolidation and technological advances, the natural gas pipeline industry has been and continues to be in a state of continuous change, especially in the regulatory area. In addition to its rate regulatory authority, FERC has been responsible for significant changes affecting natural gas pipelines and storage facilities, including unbundling services, releasing capacity and forcing e-commerce initiatives. Our activities also are subject to various state and local laws and regulations, as well as orders of regulatory bodies pursuant thereto, governing a wide variety of matters, including marketing, production, pricing, pollution, protection of the environment, safety and other matters. We cannot predict what further actions FERC, state regulators, or federal and state legislators may take in the future.

Storage Facilities

     Our Hattiesburg facility is a regulated utility under the jurisdiction of the Mississippi Public Service Commission. Accordingly, the rates charged for natural gas storage services are subject to approval from this agency. The present rates of the firm long-term contracts for natural gas storage in the Hattiesburg facility were approved in 1990. In addition, our Hattiesburg facility is also subject to a limited jurisdiction certificate issued by FERC. The certificate authorizes us to provide natural gas storage services that may be ultimately consumed outside of Mississippi. Our Petal facility is subject to regulation under the Natural Gas Act of 1938, as amended, and to the jurisdiction of FERC. The Petal facility currently holds certificates of public convenience and necessity which permit it to charge market-based rates. These natural gas facilities are subject to extensive additional federal and state regulatory authorities.

Oil and Natural Gas Production

     Our production and development operations are subject to regulation at the federal level. Regulated activities include:

     - requiring permits for the drilling of wells;

     - maintaining bonds and insurance requirements in order to drill or operate wells;

     - drilling and casing wells;

     - the surface use and restoring of properties upon which wells are drilled; and

     - plugging and abandoning of wells and platform and subsea equipment removal.

     All of our oil and natural gas properties represent interests in offshore leases located in federal waters of the Gulf of Mexico. Federal leases are administered by the Minerals Management Service, or MMS. Individuals and entities must qualify with the MMS prior to owning and operating any leasehold or right-of-way interest in federal waters. Qualification with the MMS generally involves filing certain documents and obtaining an area-wide performance bond and/or supplemental bonds representing security for facility abandonment and site clearance costs.

MAJOR ENCUMBRANCES

     Substantially all of our assets and all of the assets of our subsidiaries, with the exception of two of our subsidiaries, Argo, L.L.C. and Argo I, L.L.C., are pledged as collateral under our revolving credit facility. Substantially all of Argo's and Argo I's assets are pledged under Argo's project finance loan, which finances a substantial portion of the costs of our Prince TLP, pipelines and other facilities that we are installing in the Prince Field. This project finance loan is guaranteed in part by us. In addition, Poseidon, our joint venture, currently has, and we expect other joint ventures in which we are participants from time to time to have, a credit facility under which substantially all of its assets are pledged. We expect to convert the Argo project finance loan into a term loan in December 2001 or the beginning of 2002 in accordance with its terms.

ENVIRONMENTAL

General

     We are subject to extensive federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will make accruals accordingly.

Specific Regulations

     PIPELINES. In addition to the Natural Gas Act, the Natural Gas Policy Act and the Outer Continental Shelf Act, several federal and state statutes and regulations may pertain specifically to the operations of our pipelines. The Hazardous Materials Transportation Act regulates materials capable of posing an unreasonable risk to health, safety and property when transported in commerce. The NGPSA and the Hazardous Liquid Pipeline Safety Act authorize the development and enforcement of regulations governing pipeline transportation of natural gas and NGLs. Although federal jurisdiction is exclusive over regulated pipelines, the statutes allow states to impose additional requirements for intrastate lines if compatible with federal programs. New Mexico, Texas and Louisiana have developed regulatory programs that parallel the federal program for the transportation of natural gas and NGLs by pipelines.

     SOLID WASTE. The operations of our pipelines and plants may generate or transport both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act, or RCRA, and its regulations, and comparable state statutes and regulations. Further, it is possible that some wastes that are currently classified as nonhazardous, via exemption or otherwise, perhaps including wastes currently generated during pipeline operations, may, in the future, be designated as "hazardous wastes," which would then be subject to more rigorous and costly treatment, storage, transportation, and disposal requirements. Such changes in the regulations may result in additional expenditures or operating expenses by us.

     HAZARDOUS SUBSTANCES. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state statutes, also known as "Superfund" laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that cause or contribute to the release of a "hazardous substance" into the environment. These persons include the current owner or operator of a site, the past owner or operator of a site, and companies that transport, dispose of, or arrange for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA or state agency, and in some cases, third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Despite the "petroleum exclusion" of Section 101(14) that currently encompasses natural gas, we may nonetheless generate or transport "hazardous substances" within the meaning of CERCLA, or comparable state statutes, in the course of our ordinary operations.

     AIR. Our operations may be subject to the Clean Air Act, or CAA, and comparable state statutes. The 1990 CAA amendments and accompanying regulations, state or federal, may impose certain pollution control requirements with respect to air emissions from operations, particularly in instances where a company constructs a new facility or modifies an existing facility. We may also be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, we do not believe our operations will be materially adversely affected by any such requirements.

     WATER. The Federal Water Pollution Control Act, or FWPCA or Clean Water Act, imposes strict controls against the unauthorized discharge of produced waters and other oil and natural gas wastes into navigable waters. The FWPCA provides for civil and criminal penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities, and, along with the Oil Pollution Act of 1990, or OPA, imposes substantial potential liability for the costs of removal, remediation and damages. Similarly, the OPA imposes liability for the discharge of oil into or upon navigable waters or adjoining shorelines. Among other things, the OPA raises liability limits, narrows defenses to liability and provides more instances in which a responsible party is subject to unlimited liability. One provision of the OPA requires that offshore facilities establish and maintain evidence of financial responsibility of up to $35.0 million or any amount up to $150.0 million if the EPA determines that a greater amount is justified based on the relative operational, environmental, human health and other risks posed by the quantity or quality of the oil involved. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of an unauthorized discharge of petroleum, its derivatives or other hazardous substances into state waters. Further, the Coastal Zone Management Act authorizes state implementation and development of programs containing management measures for the control of nonpoint source pollution to restore and protect coastal waters.

     ENDANGERED SPECIES. The Endangered Species Act, or ESA, seeks to ensure that activities do not jeopardize endangered or threatened plant and animal species, nor destroy or modify the critical habitat of such species. Under the ESA, certain exploration and production operations, as well as actions by federal agencies or funded by federal agencies, must not significantly impair or jeopardize the species or its habitat. The ESA provides for criminal penalties for willful violations of this act. Other statutes which provide protection to animal and plant species and thus may apply to our operations are the Marine Mammal Protection Act, the Marine Protection and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, and the Migratory Bird Treaty Act. The National Historic Preservation Act may impose similar requirements.

     COMMUNICATION OF HAZARDS. The Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act and comparable state statutes require those entities that operate facilities for us to organize and disseminate information to employees, state and local organizations, and the public about the hazardous materials used in our operations and our emergency planning.

EMPLOYEES

     Employees of El Paso Corporation, through our general partner, perform all of our administrative and operational activities under a management agreement. Therefore, we have no direct employees. We reimburse our general partner for all reasonable general and administrative expenses and other reasonable expenses incurred by our general partner and its affiliates for, or on our behalf, including, but not limited to, expenses incurred by our general partner under this management agreement.

LEGAL PROCEEDINGS

     We are involved from time to time in various claims, actions, lawsuits and regulatory matters that have arisen in the ordinary course of business, including various rate cases and other proceedings before the FERC.

     We, along with several subsidiaries of El Paso Corporation, have been named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, the complaints allege an industry-wide conspiracy to under report the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming.)

     We have also been named a defendant in an action styled Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al filed in 1999 in the District Court of Stevens County, Kansas. This complaint alleges that the defendants have mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The Quinque complaint, once transferred to the same court handling the Grynberg complaint, has been sent back to the Kansas State Court for further proceedings.

     While the outcome of the matters discussed above cannot be predicted with certainty, we do not expect the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results or cash flows.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     We and our general partner utilize the employees of and management services provided by El Paso Corporation and its affiliates under our management agreement. We reimburse our general partner for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates on our behalf.

DIRECTORS AND EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

     The following table sets forth information as of June 30, 2001, regarding the executive officers and directors of our general partner. Each executive officer of our general partner serves us in the same office or offices each such officer holds with our general partner. Directors are elected annually by our general partner's sole stockholder, El Paso Energy Partners Holding Company, and hold office until their successors are elected and qualified. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office.

     There is no family relationship among any of the executive officers or directors of our general partner, and, other than described herein, no arrangement or understanding exists between any executive officer and any other person pursuant to which he was or is to be selected as an officer.

NAME                                   AGE                  POSITION(S)
----                                   ---                  -----------
William A. Wise......................  56    Director and Chairman of the Board
Robert G. Phillips...................  46    Director and Chief Executive Officer
James H. Lytal.......................  43    Director and President
H. Brent Austin......................  46    Director and Executive Vice President
Keith B. Forman......................  43    Vice President and Chief Financial Officer
D. Mark Leland.......................  39    Senior Vice President and Controller
Michael B. Bracy.....................  59    Director
H. Douglas Church....................  63    Director
Malcolm Wallop.......................  68    Director
Kenneth L. Smalley...................  71    Director

     WILLIAM A. WISE has served as Director and Chairman of the Board of our general partner since August 1998. He has served as Chief Executive Officer of El Paso Corporation since January 1990 and has served as Chairman of El Paso Corporation's board of directors from January 1994 until October 1999 and from January 2001 to present. Mr. Wise was President of El Paso Corporation from January 1990 to April 1996 and from July 1998 to present. He served as President and Chief Operating Officer of El Paso Corporation from April 1989 to December 1989. From March 1987 until April 1989, Mr. Wise was an Executive Vice President of El Paso Corporation and a Senior Vice President of El Paso Corporation from January 1984 to February 1987. Mr. Wise is a member of the Board of Directors of Battle Mountain Gold Company and is Chairman of the Board of El Paso Tennessee Pipeline Co.

     ROBERT G. PHILLIPS has served as a Director of our general partner since August 1998. He has served as Chief Executive Officer for us and our general partner since November 1999. He served as Executive Vice President from August 1998 to October 1999. Mr. Phillips has served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

     JAMES H. LYTAL has served as a Director of our general partner since August 1994 and as our President and the President of our general partner since July 1995. He served as Senior Vice President for us and our general partner from August 1994 to June 1995. Prior to joining us, Mr. Lytal was Vice
President -- Business Development for American Pipeline Company from December 1992 to August 1994. From March 1991 to December 1992, Mr. Lytal served as Vice President -- Business Development for United Gas Pipe Line Company. Prior to March 1991, Mr. Lytal has served in various capacities in the oil and gas exploration and production and gas pipeline industries with Texas Oil and Gas, Inc. and American Pipeline Company.

     H. BRENT AUSTIN has served as a Director of our general partner and as Executive Vice President for us and our general partner since August 1998. Mr. Austin has served as an Executive Vice President and Chief Financial Officer of El Paso Corporation since May 1995 and as the Chief Financial Officer of El Paso Corporation since April 1992. He served as the Senior Vice President of El Paso Corporation from April 1992 to April 1995. He served as the Vice President, Planning and Treasurer of Burlington Resources Inc. from November 1990 to March 1992 and Assistant Vice President, Planning of Burlington Resources from January 1989 to October 1990. Mr. Austin is a member of the Board of Directors of El Paso Tennessee Pipeline Co.

     KEITH B. FORMAN has served as Chief Financial Officer for us and our general partner since January 1992 and served as a Director of our general partner from July 1992 to August 1998. From 1982 to 1992, Mr. Forman served as Vice President of the Natural Gas Pipeline Group of Manufacturers Hanover Trust Company.

     D. MARK LELAND has served as Senior Vice President and Controller for us and our general partner since July 2000 and as Vice President of El Paso Field Services Company since September 1997. He served as Vice President and Controller for us and our general partner from August 1998 to July 2000. He served as Director of Business Development for El Paso Field Services Company from September 1994 to September 1997. For more than five years prior, Mr. Leland served in various capacities in the finance and accounting functions of El Paso Corporation.

     MICHAEL B. BRACY has served as a Director of our general partner since October 1998. From January 1993 to August 1997, Mr. Bracy served as a Director, Executive Vice President and Chief Financial Officer of NorAm Energy Corp. and as Executive Vice President and Chief Financial Officer of NorAm from December 1991 to January 1993. For seven years prior, Mr. Bracy served in various executive capacities with NorAm. From December 1977 to October 1984, Mr. Bracy held various executive financial positions with El Paso Corporation. Prior to December 1977, Mr. Bracy served in various capacities with The Chase Manhattan Bank. Mr. Bracy is a member of the Board of Directors of Itron, Inc.

     H. DOUGLAS CHURCH has served as a Director of our general partner since January 1999. From January 1994 to December 1998, Mr. Church served as the Senior Vice President, Transmission, Engineering and Environmental for a subsidiary of Duke Energy Corporation, Texas Eastern Transmission Company. For thirty-two years prior, Mr. Church served in various engineering and operating capacities with Texas Eastern Transmission Company, Panhandle Eastern Corporation and Transwestern Pipeline Company. Mr. Church is a past member of the Board of Directors of Southern Gas Association and Boys and Girls Country of Houston, Inc. (Chairman).

     MALCOLM WALLOP has served as a Director of our general partner since August 1998 and as a Director of El Paso Corporation since January 1995. Since January 1995, Mr. Wallop has served as President for Frontiers of Freedom Foundation, a political foundation. For eighteen years prior to 1995, Mr. Wallop was a member of the United States Senate. He is a member of the Board of Directors of Hubbell Inc. and Sheridan State Bank.

     KENNETH L. SMALLEY has served as a Director of our general partner since September 2001. Mr. Smalley was a director of El Paso Corporation from April 1992 until January 2001, and served as Chairman of the audit committee of the Board of Directors of El Paso Corporation. For more than five years prior to his retirement in 1992, Mr. Smalley was a Senior Vice President of Phillips Petroleum Company and President of Phillips 66 Natural Gas Company, a subsidiary of Phillips Petroleum Company. He is also a member of the Board of Directors of El Paso Tennessee Pipeline Co.

                            RECENT TAX DEVELOPMENTS

     Congress has recently enacted the Economic Growth and Tax Reconciliation Act of 2001. In addition, the IRS has recently finalized regulations under Sections 743, 197, 1223 and 1(h) of the Internal Revenue Code.

     To the extent set forth below and under "Income Tax
Considerations -- Legal Opinions and Advice" in the accompanying base prospectus, this section represents the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. insofar as it relates to matters of law and legal conclusions. The opinion with respect to this section is subject to the same assumptions and limitations as the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. described under "Income Tax Considerations" in the accompanying base prospectus.

     The Economic Growth and Tax Reconciliation Act of 2001 phases in a reduction of the United States Federal Income tax rates for individuals. Beginning July 1, 2001, the highest marginal income tax rate for individuals is 38.6%. Under rules applicable to publicly traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign limited partners at the highest marginal rate applicable to individuals at the time of distribution.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 to be recovered over the remaining cost recovery period for the Section 704(c) built-in gain in such property. Recently finalized Treasury Regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the
Section 704(c) built-in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted, Treasury Regulation Section 1.167(c)-1(a)(6) requires the portion of a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code to be depreciated using either the straight-line method or the 150% declining balance method.

     Under our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Although our counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life that will preserve the uniformity of common units. This method for amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. If the IRS successfully challenged our method for depreciating or amortizing the Section 743(b) adjust-ment, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted basis for all those interests. Although the ruling is unclear as to how the holding period of the interests is to be determined once they are combined, upon a sale or disposition of less than all of those interests a portion of that basis must be allocated to the interests sold based upon relative fair market values. The IRS has recently finalized regulations under Section 1223 of the Code that make it clear that this ruling applies to publicly-traded partnerships such as us. These recently finalized regulations would, however, allow a selling limited partner who can identify the common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

     The final regulations under Section 1(h) of the Internal Revenue Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a common unit may be subject to a maximum tax rate of 25% (instead of 20%) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain."

                                  UNDERWRITING

     We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common units indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, First Union Securities, Inc., Dain Rauscher Incorporated, J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. are the representatives of the underwriters.

                                                               Number of
Underwriters                                                  Common Units
------------                                                  ------------
Goldman, Sachs & Co.........................................   1,608,126
Credit Suisse First Boston Corporation......................     622,500
Dain Rauscher Incorporated..................................     622,500
First Union Securities, Inc.................................     622,500
J.P. Morgan Securities Inc. ................................     337,187
Raymond James & Associates, Inc. ...........................     337,187
                                                               ---------
          Total.............................................   4,150,000
                                                               =========

     If the underwriters sell more common units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 622,500 common units from us to cover such sales. They may exercise that option for 30 days from the date of this prospectus supplement. If any common units are purchased pursuant to this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

     The following table shows the per unit and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 622,500 additional common units.

                     Paid by El Paso Energy Partners, L.P.

                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Unit...............................................  $     1.66     $     1.66
Total..................................................  $6,889,000     $7,922,350

     Common units sold by the underwriters to the public initially will be offered at the initial price to public set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $1.00 per unit from the initial price to public. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per unit from the initial price to public. If all the units are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

     We, our general partner and some affiliates of our general partner have agreed with the underwriters not to dispose of or hedge any common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs. This agreement does not apply to any existing employee benefit plans, to issuance of common units in acquisitions which increase cash flow from operations per unit on a pro forma basis and to transfers of Series B Preferred Units.

     In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to completion of the offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common units and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. On October 25, 2001, prior to the determination of the initial price to public set forth on the cover of this prospectus supplement, one of the underwriters purchased 5,000 common units at a weighted average price of $38.97.

     We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a separate selling dealer in the distribution of the common units.

     The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank, which is, among other things, a lender to us under our revolving credit facility and a lender under the Deepwater Holdings credit facility. In addition, Credit Suisse First Boston, New York Branch and the Royal Bank of Canada, an affiliate of Dain Rauscher Incorporated, are both lenders to us under our revolving credit facility. First Union National Bank, an affiliate of First Union Securities, Inc., is a lender to us under our revolving credit facility and a lender under the Deepwater Holdings credit facility. The Chase Manhattan Bank, Credit Suisse First Boston, New York Branch, the Royal Bank of Canada and First Union National Bank will receive their respective share of any repayment by us of amounts outstanding under our revolving credit facility from the proceeds of this offering.

     We intend to use more than 10% of the net proceeds from the sale of the common units to repay indebtedness owed by us to affiliates of several of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the common units being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Certain legal matters with respect to the legality of the common units being offered will be passed upon for the underwriters by Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of El Paso Energy Partners, L.P., Deepwater Holdings, L.L.C., Neptune Pipeline Company, L.L.C., VK -- Deepwater Gathering Company, L.L.C. and Crystal Holding, L.L.C., and the financial statements of Manta Ray Gathering Company, L.L.C., Ewing Bank Gathering Company, L.L.C., El Paso Energy Partners Operating Company, L.L.C., VK -- Main Pass Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., Delos Offshore Company, L.L.C., Flextrend Development Company, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., Poseidon Pipeline Company, L.L.C. and Green Canyon Pipeline Company, L.P., each of which is incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, and the balance sheet of El Paso Energy Partners Company and the financial statements of El Paso Energy Partners Finance Corporation, each of which is incorporated in this prospectus supplement by reference to our Current Report on Form 8-K filed on August 28, 2001, have all been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C., incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to our estimated oil and natural gas reserves incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference include and incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Prospectus Supplement Summary," "Risk Factors" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus supplement, the accompanying base prospectus and in the documents we have incorporated by reference. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference. These risks include the risks that are identified in this prospectus supplement and the accompanying prospectus, which are primarily listed in the "Summary of Risk Factors" and "Risk Factors" sections. These risks may also be specifically described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we have filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                              DATED JUNE 30, 2000

PROSPECTUS

                                      LOGO

                                  $500,000,000

                         EL PASO ENERGY PARTNERS, L.P.

                               ------------------

     We may offer and sell from time to time up to $500,000,000 in one or more classes or series of any limited partnership interests we are authorized by our partnership agreement to issue, including, but not limited to common units, preference units, subordinate units and any other capital or equity securities in one or more separate offerings with this prospectus. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.

     This prospectus may only be used to offer or sell securities if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the securities which is not included in this prospectus. You should read this prospectus and the prospectus supplement carefully.

     We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these securities, after we pay certain expenses of the offering.

     Our existing common units are listed for trading on the New York Stock Exchange under the symbol "EPN" and our existing preference units are listed under the symbol "EPN.P".

      INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 30, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
El Paso Energy Partners, L.P. ..............................   iii
About this Prospectus.......................................   iii
Forward-Looking Statements and Other Information............   iii
Where You Can Find More Information.........................    iv
Incorporation of Documents by Reference.....................     v
Risk Factors................................................     1
  Risks Related to Our Business.............................     1
  Risks Inherent in an Investment in Our Limited Partner
     Interests..............................................     6
  Conflicts of Interest Risks...............................     8
  Risks Related to Our Legal Structure......................    11
  Tax Risks.................................................    12
Use of Proceeds.............................................    15
Description of Limited Partner Interests....................    16
Certain Other Partnership Agreement Provisions..............    25
Income Tax Considerations...................................    30
Investment by Employee Benefit Plans........................    45
Plan of Distribution........................................    46
Legal Matters...............................................    47
Experts.....................................................    47

                         EL PASO ENERGY PARTNERS, L.P.

     We are one of the largest publicly-traded limited partnerships. Formed in 1993, we provide integrated energy services, including those relating to gathering, transportation and other midstream activities. We are a leading provider of gathering, transportation and other related midstream energy services in the flextrend and deepwater trends in the Gulf of Mexico, offshore of Louisiana and Texas. In addition, we have onshore assets and operations. Our objective is to increase the value of our limited and general partnership interests by acquiring and developing offshore and onshore midstream energy assets in order to consistently grow cash flow and increase distributions to our unitholders.

     El Paso Energy Corporation, which manages our day-to-day operations and our strategic direction through its ownership of our general partner, plans to use us as one of its primary vehicles for acquiring and developing midstream onshore and offshore energy infrastructure assets. With over $16 billion in assets, El Paso Energy is engaged through its subsidiaries and affiliates in the interstate and intrastate transportation, gathering, processing, and storage of natural gas; the marketing of natural gas, power, and other energy-related commodities; the generation of power; the development and operation of energy infrastructure facilities worldwide; and the domestic exploration and production of oil and natural gas. El Paso Energy also owns the only integrated coast-to-coast natural gas pipeline system in the United States. On May 5, 2000, the stockholders of both El Paso Energy and The Coastal Corporation overwhelmingly voted in favor of matters relating to merging the two organizations to form one of the world's leading integrated energy companies, with total assets in excess of $32 billion. The completion of that merger is subject to the satisfaction of customary conditions to closing, including regulatory approval.

     For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or the "Partnership," we are describing ourselves, El Paso Energy Partners, L.P., together with our subsidiaries.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of us and the securities. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of June 30, 2000. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" beginning on page iv.

                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

     This prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures;

     - business strategy and measures to carry out strategy;

     - competitive strengths;

     - goals and plans;

     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and

     - other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

     - the principal offices of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     - the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511;

     - the Regional Offices of the SEC located at 7 World Trade Center, New York, New York 10048; and

     - the SEC's website at http://www.sec.gov.

     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until we sell all of the limited partner interests offered by this prospectus.

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Current Report on Form 8-K filed April 4, 2000; and

     - Current Report on Form 8-K/A filed June 5, 2000.

     - You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

       El Paso Energy Partners, L.P.
       El Paso Energy Building
       1001 Louisiana Street, 29th Floor
       Houston, Texas 77002
       (713) 420-2131
       Attention: Investor Relations

                                  RISK FACTORS

     LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH WE ARE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN THE SAME BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE BEFORE INVESTING IN LIMITED PARTNER INTERESTS.

     This prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in any prospectus supplement are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

RISKS RELATED TO OUR BUSINESS

     OUR ABILITY TO DISTRIBUTE CASH TO YOU DEPENDS ON FACTORS OUT OF OUR CONTROL, INCLUDING THE RATES FOR, AND VOLUME OF, PRODUCTION THAT WE HANDLE.

     We do not guarantee that we will make cash distributions to you. Our ability to make cash distributions, as well as our ability to make payments on our indebtedness and to fund future working capital, capital expenditures and other general corporate requirements will depend on our ability to generate cash in the future. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Our future performance and, therefore, our ability to make cash distributions will largely depend on the volume of, and rates for, the natural gas and oil handled by our pipelines, platforms and other energy infrastructure assets. Many factors outside of our control can affect these volumes and rates. The following factors, among others, affect the rates that our pipelines and other facilities may charge:

     - commodity prices for the production handled;

     - regional, domestic and international supply and demand;

     - energy legislation;

     - federal or state taxes, if any, on the sale or transportation of natural gas and natural gas liquids;

     - abundance of supplies of alternative energy sources;

     - future production and development costs;

     - competition from others; and

     - the maximum rates established by the FERC for our regulated facilities.

Any decrease in the rates charged or volumes handled by any of our pipelines and other facilities could reduce our available cash. Accordingly, we cannot assure you that we will be able to continue to generate enough cash flow to satisfy our existing commitments, including paying our indebtedness, funding our other liquidity needs, including the purchase, construction or other acquisition of assets or businesses in the future, and making cash distributions to you.

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM MAKING DISTRIBUTIONS TO YOU.

     We have a significant amount of indebtedness and the ability to incur more indebtedness. In May 1999, we issued $175.0 million of 10 3/8% senior subordinated notes due in 2009, which are supported by guarantees of our subsidiaries. We are also party to a $375.0 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of May 31, 2000, we had $364.0 million outstanding under this revolving credit facility and would have been permitted to borrow up to an additional $11.0 million.

     We must comply with various affirmative and negative covenants contained in the indenture related to our senior subordinated notes and our revolving credit facility. Among other things, these covenants limit our ability to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

Our indebtedness also requires us to make mandatory repayments under certain circumstances, including when we sell certain assets, fail to achieve or maintain certain financial targets or experience a change in control. We cannot prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties.

     The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. In addition, our substantial indebtedness could have other important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to make distributions to you, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness in the future, either under our existing credit agreement, under joint venture credit agreements, on a project finance or similar basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit agreement or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit agreement. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. Such an event could limit our ability to make cash distributions to you, and could adversely affect the market price of our securities.

     POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS MAY ADVERSELY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     Part of our business strategy includes purchasing, constructing and otherwise acquiring assets, including entire businesses, that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business, increase our market position or ultimately increase distributions to unitholders. Although we intend to continue to expand our business through acquisitions, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms or at all.

     We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds.

     We are currently considering some specific future acquisitions or investments, although we cannot assure you that we will be able to reach agreement with respect to any of these opportunities. If consummated, any acquisition or investment would likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business.

     While, historically, our operations have been focused primarily on pipelines, platforms and other energy infrastructure assets in the Gulf of Mexico, our current strategy contemplates substantial growth through the acquisition and development of a wider range of midstream and other energy infrastructure assets, including onshore and offshore, domestic and foreign, and pipeline and non-pipeline assets. Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments, inefficiencies and difficulties which arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined. Management and other personnel must devote substantial time to integrate an acquired business with existing operations, for instance, and these efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new businesses and other business opportunities. For all of these reasons, as acquisitions and expansions occur, our business could be adversely affected.

     OUR ACTUAL PROJECT COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the purchase, construction or other acquisition of pipelines and related infrastructure, including some projects with significant technological challenges. Underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk than other operations. Further, if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that we will be able to complete our projects at the costs currently estimated. If we experience material cost overruns, we would have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects; or

     - issuing additional debt or equity.

Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the construction may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays of any future projects, we might not meet our obligations as they become due.

     WE WILL FACE COMPETITION FROM THIRD PARTIES TO HANDLE ANY NEW PRODUCTION.

     Even if additional reserves exist in the areas accessed by our pipelines and other facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed or otherwise handled by us. We would compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to onshore markets.

     FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH FLOW.

     The FERC extensively regulates certain of our pipelines and other facilities. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - the services that our regulated pipelines are permitted to perform;

     - our ability to seek recovery of various categories of costs;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on our financial position, results of operations or cash flows.

     All but one of our regulated pipelines is over 20 years old. As a result, each such pipeline has depreciated significant portions of its initial capital expenditures. Unless those pipelines make additional capital expenditures, they could be fully depreciated within a couple of years. This would reduce the rate base and increase the likelihood that FERC would reduce the approved rates for each of those pipelines.

     A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT COULD DAMAGE PIPELINES AND OTHER FACILITIES THAT ARE OWNED BY US OR THAT DELIVER NATURAL GAS OR OIL TO US, WHICH COULD CURTAIL OUR OPERATIONS AND, POSSIBLY, ADVERSELY AFFECT OUR CASH FLOW.

     If one or more pipelines or other facilities that are owned by us or that deliver natural gas or oil to us is damaged by severe weather or any other natural disaster, accident, catastrophe or other event, our operations could be significantly interrupted. Similar interruptions could result from damage to production facilities or other production stoppages arising from factors beyond our control. These interruptions might range from a week or less for a minor incident to six months or a year or more for a major interruption.

Any event that interrupts the fees generated by our pipelines or other income-producing assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of our limited partner interests and the amount of cash available for distribution to our limited partners. Further, although we carry limited business interruption insurance, which we consider to be appropriate, it would not cover many interruptions that might occur, and in the future we may not be able to obtain other desirable insurance on commercially reasonable terms.

     ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including civil fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will probably make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations or enforcement policies, could significantly increase our cost of handling, manufacture, use, emission or disposal of substances or wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products. We cannot assure you that we will not incur material environmental costs and liabilities.

     THE FUTURE PERFORMANCE OF OUR PRODUCTION HANDLING OPERATIONS, AND THUS OUR ABILITY TO MAINTAIN OUR CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES.

     The natural gas and oil reserves available to our pipelines and other production handling infrastructure from existing wells naturally decline over time. In order to offset this natural decline, our pipelines and other infrastructure must access additional reserves. Additionally, some of the projects we have planned or recently completed are dependent on reserves that we expect to be produced from newly discovered properties which producers are currently developing. This means that our long-term prospects depend upon the successful exploration and development of additional reserves in areas accessible to our pipelines and other infrastructure, such as El Paso Energy's Prince Field.

     Finding and developing new natural gas and oil reserves from offshore properties is very expensive. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas, especially, will require large capital expenditures by producers for exploration, development drilling, installation of production facilities and pipeline extensions to reach the new wells.

     Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low natural gas and oil prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity in the Gulf of Mexico declined in relation to prior years. If hydrocarbon prices decline to those levels again or capital spending by the energy industry continues to decrease or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

     PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF OUR CONTROL AND COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR PRODUCING OIL AND NATURAL GAS PROPERTIES.

     Revenues and cash flows from our producing oil and natural gas properties will be substantially affected by our future production from those properties and the prices we receive for that production, both of which are often beyond our ability to control. In 1998, oil and natural gas prices dramatically declined, and although prices have since improved, we cannot assure you that there will not be future declines in commodity prices.

     WE HAVE EXPOSURE TO MOVEMENTS IN INTEREST RATES AND COMMODITY PRICES RELATING TO OUR NATURAL GAS AND OIL PRODUCTION, WHICH WE HEDGE PARTIALLY USING FINANCIAL DERIVATIVE INSTRUMENTS.

     We have exposure to movements in interest rates and commodity prices relating to our natural gas and oil production, which we hedge using financial derivative instruments. Our results of operations, and our cash flows, could be materially adversely affected by significant increases in interest rates or declines in natural gas and oil commodity prices. The interest rate on our senior notes is fixed and the interest rates on our other indebtedness and the indebtedness of our joint ventures are variable. In addition, the prices we receive for natural gas and oil production vary from month to month.

     We try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices by using financial derivative instruments and other hedging mechanisms. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, even though our management monitors our hedging activities, we could experience losses resulting from them. Such losses could occur under various circumstances, including if the other party to our hedge does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

RISKS INHERENT IN AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS

     YOU WILL HAVE LIMITED VOTING RIGHTS AND WILL NOT CONTROL OUR GENERAL
PARTNER.

     Unlike the holder of capital stock in a corporation, you only have limited voting rights on matters affecting our business. Our general partner, whose directors you do not elect, manages our activities. You will have no right to elect our general partner on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.

     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 55% of our outstanding limited partner interests (including limited partner interests owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding limited partner interests approve a successor general partner. Before the holders of outstanding limited partner interests may remove our general partner, they must receive an opinion of counsel that:

     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

     - all required consents by any regulatory authorities have been obtained.

     Our general partner has agreed not to withdraw voluntarily as our general partner on or before December 31, 2002 (with limited exceptions), unless the holders of at least a majority of our outstanding limited partner interests (excluding limited partner interests owned by our general partner and its affiliates) approve the withdrawal. The withdrawal or removal of our general partner as our general partner would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.

     WE MAY ISSUE ADDITIONAL SECURITIES, DILUTING YOUR INTERESTS.

     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the securities described in this prospectus and any prospectus supplement, for any amount and on any terms and conditions established by our general partner. If we issue more limited partner interests, it will reduce your proportionate ownership interest in us. This could cause the market price of your securities to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to yours. If we issued any such securities, it could adversely affect your voting power.

     YOU MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW AND MAY BE LIABLE FOR THE RETURN OF DISTRIBUTIONS THAT CAUSE OUR LIABILITIES TO EXCEED OUR ASSETS.

     We currently conduct our business in Texas, Alabama and Louisiana, and plan to expand our business into more states. In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, you might be held liable for our obligations as if you were a general partner if:

     - a court or government agency determined that we had not complied with that state's partnership statute; or

     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.

In addition, under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     You will not be liable for assessments in addition to your initial capital investment in any of our capital securities representing limited partnership interests. However, you may be required to repay to us amounts wrongfully returned or distributed to you under some circumstances. Under Delaware law, we may not make a distribution to you if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

     OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates hold 85% or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances you may be required to sell your limited partner interests against your will and the price you receive for those securities may be less than you would like to receive.

     IF YOU DO NOT DELIVER A TRANSFER APPLICATION TO US IN ACCORDANCE WITH THE TERMS OF OUR PARTNERSHIP AGREEMENT, OR IF YOU ARE NOT A U.S. RESIDENT, OR IF YOU OTHERWISE DO NOT SATISFY THE REQUIREMENTS SET FORTH IN OUR TRANSFER APPLICATION, YOU MAY NOT BECOME A LIMITED PARTNER, AND WE MAY REDEEM THE LIMITED PARTNER INTERESTS YOU INTENDED TO PURCHASE.

     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor's ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

CONFLICTS OF INTEREST RISKS

     EL PASO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Energy and its affiliates in four general areas:

     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we often share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

Through its ownership of our general partner, El Paso Energy manages our day-to-day operations and strategic direction. Accordingly, it makes the final determination regarding how any particular conflict of interest is resolved.

     In the future, we expect to encounter more transactions and other activities in which we have a conflict of interest with El Paso Energy and its affiliates resulting from our growth and our strategic expansion into new businesses and geographic areas. We intend to provide integrated energy services and solutions, without regard to geographic limitations, which may conflict with El Paso Energy's worldwide operations. Some more recent transactions involving us in which El Paso Energy and its affiliates had a conflict of interest include:

     - in March 2000, we purchased a natural gas gathering system located in Alabama from a subsidiary of El Paso Energy;

     - in March, 2000, we entered into a letter of intent relating to platform construction and processing for the development of El Paso Energy's Prince Field;

     - in October 1998, we purchased the Ewing Bank 958 Unit from El Paso Energy, and, in October 1999, we executed an agreement with El Paso Production GOM, Inc. (formerly Sonat Production GOM, Inc.) to farmout our working interest in the Ewing Bank 958 Unit;

     - In September 1999, we entered into an agreement with an affiliate of El Paso Energy pursuant to which it operates the facilities of Deepwater Holdings and its subsidiaries on our behalf.

     - in June 1999, we purchased substantially all of El Paso Energy's interest in the Viosca Knoll gathering system; and

     - pursuant to a management agreement, subsidiaries of El Paso Energy provide us administrative and operational services.

     We expect to enter into substantial transactions with El Paso Energy and its affiliates in the future, because of the businesses and areas in which we and El Paso Energy currently operate, as well as those in which we plan to operate in the future. In addition, on May 5, 2000, stockholders of both El Paso Energy and The Coastal Corporation voted in favor of matters related to El Paso Energy's merger with Coastal, subject to obtaining necessary regulatory approvals. If El Paso Energy completes its merger with Coastal, we would anticipate more transactions with El Paso Energy and its affiliates.

     In addition, we and our general partner and its affiliates share and, therefore will compete for, the time and effort of general partner personnel who provide services to us. Officers of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both our representatives and those of our general partner and its affiliates, conflicts of interest could arise between our general partner and its affiliates, on the one hand, and us or you, on the other.

     In most instances in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates, on the other hand, there will be a benefit to our general partner or its affiliates in which neither we nor you will share. Such conflicts may arise in situations which include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse;

     - decisions to enter into and the terms of transactions between us and our general partner or any of its affiliates, including transactions involving joint ventures, acquisitions and gathering and transportation;

     - the acquisition or operation of businesses by our general partner or its affiliates that would compete with us; and

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to you.

     Through its ownership of our general partner, El Paso Energy manages our day-to-day operations and strategic direction. It elects all of our general partner's directors, who in turn select all of our executive officers and those of the general partner. In addition, El Paso Energy's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Energy makes the final determination regarding how any particular conflict of interest is resolved.

     We cannot assure you that El Paso Energy and its affiliates will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Energy's substantial investment in us;

     - generate substantial cash flows to El Paso Energy; and

     - provide El Paso Energy with efficiently priced capital for its planned acquisitions.

     Although El Paso Energy plans to use us as one of its primary vehicles for acquiring and developing midstream onshore and offshore energy infrastructure assets, it is neither contractually nor legally bound to do so, and it may reconsider at any time, without notice. Further, El Paso Energy is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Energy or any of its affiliates (or any of our other competitors acquired by El Paso Energy). In fact, El Paso Energy may have financial motives to favor our competitors. El Paso Energy and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

     CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS.

     Our general partner has broad discretion to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for future operating and capital expenditures;

     - providing for debt service;

     - providing funds for up to the next four quarterly distributions;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that you could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:

     - distributions in respect of its general and limited partner interests in us;

     - distributions in respect of its 1.01% interest in each of our subsidiaries organized as a limited liability company;

     - the incentive distributions described in the section entitled "Description of Limited Partner Interests -- Rights to Cash Distributions" beginning on page 16; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates for or on our behalf.

Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, were not and may not be the result of arm's-length negotiations.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata to all limited partners and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

     OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and you. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to you; and

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to you for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Energy nor any of its other affiliates, other than our general partner, owes fiduciary duties to us.

     OUR GENERAL PARTNER AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF YOUR SECURITIES.

     As of the date of this prospectus, our general partner and its affiliates own 8,953,764 common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market price of your securities. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its affiliates to cause us to register for sale the units held by such persons. These registration rights allow our general partner and its affiliates to request registration of those common units and to include any of those common units in a registration of other capital securities by us.

RISKS RELATED TO OUR LEGAL STRUCTURE

     THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO YOU.

     El Paso Energy Partners, L.P. is a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to make cash distributions depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, several of our joint ventures have credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such joint venture's ability to make distributions to us under certain circumstances. Further, the joint venture charter documents typically vest in their management committees sole discretion regarding distributions. We cannot assure you that our joint ventures will continue to make distributions to us at current levels or at all.

     Moreover, pursuant to some of the joint venture credit arrangements, we have agreed to return a limited amount of the distributions made to us by the applicable joint venture if certain conditions exist.

     WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTNERS AGREE.

     Due to the nature of joint ventures, each partner (including us) in each of our joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each partner with the opportunity to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These protective features include a corporate governance structure which requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money, transactions with affiliates of a joint venture partner, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture partners with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though such actions may be in the best interest of the particular joint venture or us.

     WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our partners of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per such securities. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

     CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to make cash distributions could be adversely affected if there is a change in management resulting from a change of control of our general partner. Although such an action would result in a change of control under the terms of the indenture governing our publicly-held debt, El Paso Energy is not restricted from selling our general partner or any of the common units or other limited partner interests it holds. As a result, El Paso Energy could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. We cannot assure you that any such acquiror would continue our current business strategy, or even a business strategy economically compatible with our current business strategy.

TAX RISKS

     For general discussion of the expected federal income tax consequences of owning and disposing of our units or other limited partner interests, see "Income Tax Considerations" beginning on page 30.

     WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS ON ANY MATTERS AFFECTING US.

     We have not requested, and will not request, any ruling from the Internal Revenue Service with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes or any other matter affecting us or our subsidiaries. Accordingly, the IRS may propose positions that differ from the conclusions expressed by our counsel in this prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.

     OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS.

     Based upon the continued accuracy of the representations of our general partner set forth in "Income Tax Considerations--Partnership Status" on page 31, our counsel believes that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will be classified as partnerships for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status, and our counsel's opinion is not binding on the IRS. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (1) an audit of your entire tax return and (2) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, you would bear the cost of any expenses incurred in connection with an examination of your personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as partnerships for federal income tax purposes.

     If we or any of our subsidiaries which are organized as limited liability companies were taxable as a corporation for federal income tax purposes in any taxable year, its income, gain, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to you, and its net income would be taxed at corporate rates. In addition, some or all of the distributions made to you would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.

     WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.

     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions which do not conform with all aspects of certain proposed and final Treasury Regulations. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to you and could have a negative impact on the value of your limited partner interests.

     WE CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments.

     YOUR PARTNERSHIP TAX INFORMATION MAY BE AUDITED.

     We will furnish you a substitute Schedule K-1 that sets forth your allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. You cannot be sure that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of your individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

     YOUR TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH YOU RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.

     You will be required to pay federal income tax and, in certain cases, state and local income taxes on your allocable share of our income, whether or not you receive any cash distributions from us. You cannot be sure that you will receive cash distributions equal to your allocable share of taxable income from us. In fact, you may incur tax liability in excess of the amount of cash distribution we make to you or the cash you receive on the sale of your units or other limited partner interests.

     TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS SHOULD CAREFULLY CONSIDER OWNERSHIP OF OUR SECURITIES.

     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST YOURS.

     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, you cannot be sure that we will not be audited by the IRS or that tax adjustments will not be made. If you own less than a 1% profit interest in us, your right to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in your returns and may lead to audits of your returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

     YOU MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for you through the realization of taxable income by you without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, you could have increased taxable income without a corresponding cash distribution.

                                USE OF PROCEEDS

     Unless we specify otherwise in a related prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts or commissions) we receive from the sale of the limited partner interests offered by this prospectus and any prospectus supplement will be used for general partnership purposes, including constructing, purchasing or otherwise acquiring additional assets and repaying indebtedness.

                    DESCRIPTION OF LIMITED PARTNER INTERESTS

     As of May 31, 2000, we had 26,739,065 common units representing limited partner interests and 289,699 preference units representing limited partner interests outstanding. On that date, the public owned an effective 65.5% interest in us, and El Paso Energy, through its subsidiaries, owned an effective 34.5% economic interest in us, consisting of common units representing limited partner interests, its 1% general partner interest and its approximate 1% non-managing member interest in certain of our subsidiaries.

     The following description sets forth certain general terms and provisions of capital securities representing limited partner interests we are authorized by our partnership agreement to issue. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference for a complete statement of the terms and rights of the securities we are authorized to issue.

     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors can also determine the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.

     If we offer a new series or class of capital securities representing limited partner interests, the particular terms of such securities will be described in a prospectus supplement.

RIGHTS TO CASH DISTRIBUTIONS

     GENERAL. Our limited partner interests (common units and preference units) are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute 98% of our available cash constituting cash from operations to our limited partners in respect of their common units and preference units and 2% of such available cash to our general partner in respect of its 1% general partner interest and its 1% non-managing member interest. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.275 per unit per quarter, as further described below.

     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories--"cash from operations" and "cash from interim capital contributions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" will, generally, be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner (including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each preference unit in an aggregate amount per preference unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.

     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.

     PARTICIPATION IN DISTRIBUTIONS. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to the right of our general partner to receive the incentive distributions described below, the right of holders of our preference units to receive minimum quarterly distributions and any arrearages, and the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities. The holders of our preference units do not have the right to fully participate in distributions of available cash constituting cash from operations. They do not participate in such distributions in excess of the minimum quarterly distribution amount plus arrearages, if any.

     SENIORITY. The common unit distribution rights with respect to available cash constituting cash from operations (1) are subordinate to the right of preference units to receive the minimum quarterly distribution amount (including arrearages) and (2) until the common units receive an amount equal to the minimum quarterly distribution amount (excluding arrearages), are senior to the right of any other unit or other limited partner interests to receive a share of distributions of available cash constituting cash from operations.

     The holders of our preference units are entitled to receive minimum distributions of available cash constituting cash from operations, for each quarter of $0.275 per preference unit, aggregating $1.10 per preference unit on an annualized basis. Such rights are cumulative, and arrearages will accrue.

     After the holders of our preference units have received distributions of available cash constituting cash from operations, during any relevant quarter equal to the minimum quarterly distribution amount plus any arrearages, but before any other units may participate in distributions of such available cash during such quarter, the holders of our common units or other limited partner interests are entitled to receive during such quarter distributions of such available cash, if any, in an amount up to the minimum quarterly distribution amount. However, our common units do not have cumulative distribution participation rights, and no arrearages will accrue.

     After our preference unit holders and common unitholders are paid the minimum quarterly distribution amount and any arrearages, holders of our common units are entitled to fully participate in quarterly distributions of available cash, subject to the right of our general partner to receive the incentive distributions described below and the rights of holders of any capital securities we may issue in the future.

     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.

     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     DISTRIBUTION OF CASH FROM OPERATIONS, UP TO THE MINIMUM QUARTERLY DISTRIBUTION, ON ALL UNITS. Available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner:

             first, 98% will be distributed to the preference unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each preference unit an amount equal to the minimum quarterly distribution for such quarter;

             second, 98% will be distributed to the preference unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each preference unit an amount equal to any cumulative arrearages in the minimum quarterly distribution on each preference unit with respect to any prior quarter;

             third, 98% will be distributed to the common unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution for such quarter; and

             thereafter, in the manner described under "--Incentive Distributions" below.

Notwithstanding the foregoing, the minimum quarterly distribution is subject to adjustment as described below.

     INCENTIVE DISTRIBUTIONS. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are effectively made 98% to the limited partners and 2% to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of both the preference units and the common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, plus any preference unit arrearages, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 2% interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.

     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.

                                                                        PERCENT OF MARGINAL
                                                     QUARTERLY     AVAILABLE CASH DISTRIBUTED TO
                                                    DISTRIBUTION   -----------------------------
                                                     AMOUNT PER      COMMON
                                                     UNIT UP TO    UNITHOLDERS   GENERAL PARTNER
                                                    ------------   -----------   ---------------
Minimum Quarterly Distribution....................     $0.275          98%              2%
First Target Distribution.........................      0.325          98%              2%
Second Target Distribution........................      0.375          85%             15%
Third Target Distribution.........................      0.425          75%             25%
Thereafter........................................        n/a          50%             50%

     DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 98% to preference and common unitholders, pro rata, and 2% to our general partner until a hypothetical holder of a preference unit acquired on February 19, 1993 has received with respect to such preference unit distributions of available cash constituting cash from interim capital transactions in an amount equal to such preference unit's unrecovered capital (being $10.25 per preference unit less any amounts previously distributed as cash from interim capital transactions) plus accrued arrearages, if any. Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

     ADJUSTMENT OF THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 50% of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. "Unrecovered capital" means, generally, the amount by which $10.25 per unit exceeds the aggregate distributions of Cash from Interim Capital Transactions with respect to such unit, as adjusted. For example, the initial unrecovered capital is $10.25 per unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per unit is distributed to unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26.8% of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash. Further, if the minimum quarterly distribution and the first, second and third target distribution levels each have been reduced to zero, then any preference units that have not either been redeemed or converted into common units, if any, (1) will receive no further distributions, (2) will be treated as if they had been redeemed and (3) will cease to be outstanding for all purposes.

     The minimum quarterly distribution and the first, second and third target distribution levels may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38%, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62% of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

     DISTRIBUTION OF CASH UPON LIQUIDATION. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of their Unrecovered Capital and any arrearages. However, you cannot be sure that gain or loss will be sufficient to achieve this result. Preference unitholders will not be entitled to share with our general partner and common unitholders in our assets in excess of such Unrecovered Capital and arrearages. The manner of such adjustment is as provided in the partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

     - second, 98% to the preference unitholders and 2% to our general partner, until the capital account for each preference unit is equal to the sum of the Unrecovered Capital in respect of such preference unit plus any cumulative arrearages then existing in the payment of the minimum quarterly distribution on such preference unit;

     - third, 98% to the common unitholders and 2% to our general partner until the capital account for each common unit is equal to the Unrecovered Capital in respect of such common unit;

     - fourth, 98% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 2% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (a) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 98% to the common unitholders and 2% to our general partner for any quarter of our existence;

     - fifth, 85% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 15% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (a) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 85% to the common unitholders and 15% to our general partner for any quarter of our existence;

     - sixth, 75% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 25% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (a) the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 75% to the common unitholders and 25% to our general partner for any quarter of our existence; and

     - thereafter, 50% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 50% to our general partner.

     Any loss or unrealized loss will be allocated to the partners: first, in proportion to the positive balances of the preference unitholders' capital accounts until the preference unitholders' capital account balances are reduced to the amount of their Unrecovered Capital plus any arrearages; second, in proportion to the positive balances in our general partner's and the common unitholders' capital accounts until the common unitholders' capital accounts are reduced to zero; third, in proportion to the positive balances in our general partners' and the preference unitholders' capital accounts until the preference unitholders' capital accounts are reduced to zero; and thereafter, to our general partner.

LIMITED CALL RIGHT

     If, at any time, non-affiliates of our general partner own 15% or less of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest over the 20 trading days preceding the date five days before our general partner mails such notice.

VOTING RIGHTS

     Our general partner manages and operates our business. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 55.0% of our limited partner interests, including limited partner interests owned by our general partner and its affiliates. And to the extent our limited partners do have the right to vote on a particular matter, our general partner and its affiliates will be able to exert influence over such vote because of their effective 34.5% ownership of us as of the date of this prospectus. You are entitled to vote only on the following matters:

     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;

     - the transfer of all of our general partner interest (but not the sale of our general partner);

     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.

     In addition, holders of record of limited partner interests will be entitled to notice of, and to vote at, meetings of our limited partners and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that limited partner interests held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS

     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

TRANSFER AGENT AND REGISTRAR

     DUTIES. ChaseMellon Shareholder Services acts as the registrar and transfer agent for our preference and common units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.

     RESIGNATION OR REMOVAL. The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF LIMITED PARTNER INTERESTS

     Until a unit or other limited partner interest has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such unit or other limited partner interest, except as otherwise required by law. Any transfer of a unit or other limited partner interest will not be recorded by the transfer agent or recognized by us unless certificates representing those units or other limited partner interests are surrendered. When acquiring units or other limited partner interests, the transferee of such units or other limited partner interests:

     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.

     An assignee will become a limited partner in respect of the transferred units or other limited partner interests upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our units or other limited partner interests are securities and are transferable according to the laws governing transfers of securities.

     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred units or other limited partner interests. A purchaser or transferee of units or other limited partner interests who does not become a limited partner obtains only (1) the right to assign the units or other limited partner interests to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred units or other limited partner interests. Thus, a purchaser or transferee of units or other limited partner interests who does not meet the requirements of limited partner admission will not be the record holder of such units or other limited partner interests, will not receive cash distributions unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such units or other limited partner interests and may not receive certain federal income tax information or reports furnished to holders of record.

LIQUIDATION RIGHTS

     Following the commencement of our liquidation, assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The manner of such adjustment is as provided in our partnership agreement. The proceeds of any liquidation will, first, be applied to the payment of our creditors in the order of priority provided in our partnership agreement and by law, and thereafter, be distributed to the limited partners and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of any unrecovered capital (as defined in our partnership agreement), and any arrearages, applicable thereto. However, no assurance can be given that gain or loss will be sufficient to achieve this result. Further, preference unitholders are not entitled to share with our general partner and other limited partners in our assets in excess of the unrecovered capital and arrearages. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to our partners as follows:

             first, to our general partner and limited partners which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

             second, 98% to the preference unitholders and 2% to our general partner, until the capital account for each preference unit is equal to the sum of the unrecovered capital in respect of such preference unit plus any cumulative arrearages then existing in the payment of the minimum quarterly distribution on such preference unit.

             third, 98% to the common unitholders and 2% to our general partner until the capital account for each common unit is equal to the unrecovered capital in respect of such common unit;

             fourth, 98% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 2% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (1) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (2) the amount per unit of any distributions of available cash constituting "cash from operations" (as defined in our partnership agreement) in excess of the minimum quarterly distribution per unit which was distributed 98% to our common unitholders and 2% to our general partner for any quarter of our existence;

             fifth, 85% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 15% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (1) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (2) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 85% to our common unitholders and 15% to our general partner for any quarter of our existence;

             sixth, 75% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 25% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (1) the excess of the third target distribution per unit over the second target distribution per unit for each quarter our existence, less (2) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 75% to the common unitholders and 25% to our general partner for any quarter of our existence; and
             thereafter, 50% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 50% to our general partner.

     Any loss or unrealized loss will be allocated to the partners: first, in proportion to the positive balances of the preference unitholders' capital accounts until the preference unitholders' capital account balances are reduced to the amount of their unrecovered capital plus any arrearages; second, in proportion to the positive balances in our general partner's and the common unitholders' capital accounts until the common unitholders' capital account balances are reduced to zero; third, in proportion to the positive balances in our general partner's and the preference unitholders' capital accounts until the preference unitholders' capital accounts are reduced to zero; and thereafter, to our general partner.

FURTHER ASSESSMENTS

     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their units or other limited partner interests. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

MODIFICATION OF RIGHTS

     In general, amendments which would enlarge the obligations of the limited partners or our general partner require the consent of the limited partner or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

RELATIONSHIP TO PREFERENCE UNITS

     As of May 31, 2000, there were 289,699 preference units outstanding, which have certain rights which are superior to those of common units. These rights include:

     - the right to receive a cumulative minimum quarterly distribution of available cash of $0.275 (plus any arrearages) per preference unit before the common units may receive any quarterly distribution; and

     - a liquidation preference of the unrecovered capital per preference unit--that is, if we are liquidated, each preference unit must receive a liquidating distribution equal to its unrecovered capital (plus any arrearages on the minimum quarterly distributions) before the common units may receive any liquidating distribution.

RELATIONSHIP TO OTHER UNITS

     As of May 31, 2000, there were 26,739,065 common units outstanding, which have certain rights which are superior to those of other units or other limited partner interests that may be issued in the future. These rights include:

     - the right to receive a cumulative minimum quarterly distribution of available cash of $0.275 (plus any arrearages) per common unit before the other units or other limited partner interests may receive any quarterly distribution; and

     - a liquidation preference of the unrecovered capital per common unit--that is, if we are liquidated, each common unit must receive a liquidating distribution equal to its unrecovered capital (plus any arrearages on the minimum quarterly distributions) before the other units or other limited partner interests may receive any liquidating distribution.

                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS

     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on the date of this prospectus. The following discussion is qualified in its entirety by reference to our partnership agreement.

PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue until December 31, 2043, unless sooner dissolved pursuant to the terms of our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:

     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval;

     - With certain exceptions generally described below under "--Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3% of the outstanding limited partner interests;

     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3% of the outstanding limited partner interests, including the vote of the holders of a majority of the preference units (other than preference units held by our general partner and its affiliates).

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

     Our general partner has agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002 (with limited exceptions described below) without the approval of at least a majority of the remaining outstanding units and an opinion of counsel that (following the selection of a successor) its withdrawal would not result in the loss of limited liability or cause us to be taxed as a corporation or other entity for federal income tax purposes. However, our general partner may withdraw without such approval of the unitholders, upon 90 days' notice, if more than 50.0% of the outstanding preference units are held or controlled by one person and its affiliates other than the withdrawing general partner and its affiliates.

     After December 31, 2002, our general partner may withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal.

     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 55.0% of the outstanding limited partner interests, subject to the satisfaction of certain conditions.

     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner (the "Departing Partner") and, if requested by the Departing Partner, its nonmanaging member interests in our subsidiaries, for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the Departing Partner will have the option to require the successor general partner to acquire the general partner and nonmanaging member interests of the Departing Partner for a fair market value cash payment.

     Our general partner may transfer all, but not less than all, of its general partner interest and its nonmanaging interests in our subsidiaries without the approval of our limited partners (1) to an affiliate of our general partner or
(2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding limited partner interests is required, excluding for purposes of such determination units held by our general partner and its affiliates. However, no approval of the limited partners is required for transfers of the stock or other securities representing equity interest in our general partner.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding limited partner interests, except (1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

     No other amendments to our partnership agreement will become effective without the approval of at least 95.0% of the limited partner interests unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.

MEETINGS; VOTING

     Record holders of limited partner interests on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of limited partners. Meetings of our limited partners may only be called by our general partner or, with respect to meetings called to remove our general partner, by limited partners owning 55.0% or more of the outstanding limited partner interests.

     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding units or other limited partner interests of the class for which a meeting is to be held will constitute a quorum at a meeting of limited partners. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding limited partner interests.

     Each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights.

INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any Departing Partner and any person who is or was an officer, director or other representative of our general partner, any Departing Partner or us, to the fullest extent permitted by law, and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any Departing Partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any Departing Partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

(each, as well as any employee, partner, agent or other representative of our general partner, any Departing Partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, Departing Partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any Departing Partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above indemnification may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

GENERAL PARTNER EXPENSES

     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Energy and its affiliates pursuant to the management agreement.

CONVERSION OF PREFERENCE UNITS INTO COMMON UNITS AND SUBSEQUENT REDEMPTION OF PREFERENCE UNITS

     From May 8, 2000 until August 7, 2000, the holders of our 289,699 then outstanding preference units have the right to convert their preference units into an equal number of common units. This is the third and final conversion opportunity that we will offer to holders of preference units.

     During the first and second conversion opportunities, which occurred in 1998 and 1999, the holders of 17,785,301 preference units, representing approximately 98.0% of the preference units issued by us, converted their preference units into common units. As a result of that conversion, the common units (including the 8,953,764 common units held by our general partner and its affiliates) have become the primary listed security on the NYSE under the symbol "EPN". The preference units currently outstanding trade as our secondary listed security on the NYSE under the symbol "EPN.P".

     After August 7, 2000, any or all of the outstanding preference units may be redeemed at any time at our option, exercised in the sole discretion of our general partner, upon at least 30 but not more than 60 days' notice. We must redeem all such preference units if we redeem any preference units. The redemption price for each preference unit would be the amount of the "unrecovered capital," which is $10.25 as of the date of this prospectus. Unrecovered capital is more particularly defined in our partnership agreement, but generally is the difference between $10.25 less the amount of available cash from interim capital transactions that has been distributed to a hypothetical preference unit issued on February 19, 1993.

LIMITED LIABILITY

     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

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

TERMINATION, DISSOLUTION AND LIQUIDATION

     Our partnership existence will continue until December 31, 2043, unless sooner terminated pursuant to our partnership agreement. We will be dissolved upon (1) the election of our general partner, if approved by the holders of at least 66 2/3% of the outstanding limited partner interests, (2) the sale, exchange or other disposition of all or substantially all of our assets and properties, (3) bankruptcy or dissolution of our general partner or (4) withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor). Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.

     Upon a dissolution pursuant to clause (3) or (4) above, the holders of at least 66 2/3% of the outstanding limited partner interests may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3% of the outstanding limited partner interests, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

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

                           INCOME TAX CONSIDERATIONS

     The tax consequences to you of an investment in our units or other limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our units or other limited partner interests.

     This section is a summary of material tax considerations that may be relevant to prospective limited partners and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or you. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.

LEGAL OPINIONS AND ADVICE

     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues or any other matter affecting us or you. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:

     (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "--Tax Treatment of Operations--Treatment of Short Sales"),
     (2) whether a holder of units or other limited partner interests acquiring securities in separate transactions must maintain a single aggregate adjusted tax basis in his securities (see "--Disposition of Limited Partner Interests --Recognition of Gain or Loss"),
     (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Limited Partner Interests--Allocations Between Transferors and Transferees"), and;
     (4) whether our method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election").

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

TAX RATES

     The maximum effective income tax rate for individuals for 2000 is 39.6%. In general, net capital gains of an individual are subject to a maximum 20% tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this prospectus;

     - For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;

     - Each futures contract entered into by us for the purchase or sale of natural gas or crude oil will be identified as a hedging transaction pursuant to Treasury Regulation Section 1.1221-2(e)(1);

     - Gain or loss resulting from our future transactions will be treated as an adjustment in the computation of cost of goods sold with respect to sales of crude oil for federal income tax purposes;

     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20% interest in the capital and 19% of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5% of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5% of any additional net capital contributions to us made after the initial public offering;

     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1% at all times during our existence and the existence of our operating companies; and

     - Prior to January 1, 1992, our general partner acted independently of our limited partners.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 10.0% of our gross income for each taxable year will not constitute qualifying income.

     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the limited partner's tax basis in his units or other limited partner interests) or taxable capital gain (after the limited partner's tax basis in his units or other limited partner interests is reduced to zero). Accordingly, taxation as a corporation would result in a material reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.

     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP

     FLOW-THROUGH OF TAXABLE INCOME

     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.

     TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Distributions by us to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.

     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "--Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."

     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities and, thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over
(2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

     BASIS OF UNITS

     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."

     LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities).

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

     LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes (1) interest on indebtedness properly allocable to property held for investment, (2) our interest expense attributed to portfolio income, and (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.

     As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others ("Contributed Property"). The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Our counsel is of the opinion that allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

     ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our income, gain, loss and deduction. See "--Disposition of Limited Partner Interests--Allocations Between Transferors and Transferees."

     INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "--Allocation of Partnership Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."

     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, underwriting discounts and commissions would be treated as a syndication cost.

     SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)

     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), newly adopted Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining cost recovery period for the Section 704(c) built in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit or other limited partner interest. Under Treasury Regulation Section 1.167(c)-1(a)(6), a
Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the newly adopted regulations under
Section 743 likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Limited Partner Interests."

     Although our counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the newly adopted regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of our assets). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "--Uniformity of Limited Partner Interests."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.

     ALTERNATIVE MINIMUM TAX

     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income.

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

Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.

     VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.

     TREATMENT OF SHORT SALES

     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."

DISPOSITION OF LIMITED PARTNER INTERESTS

     RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.

     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.

     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Gain or loss recognized by a limited partner (other than a "dealer" in units or other limited partner interests) on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of units or other limited partner interests, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us because, similar to corporate stock, interests in us are evidenced by separate certificates. Accordingly, our counsel is unable to opine as to the effect such ruling will have on the limited partners. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of that ruling.

     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the limited partner's interest), our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

     NOTIFICATION REQUIREMENTS

     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

     ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF LIMITED PARTNER INTERESTS

     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197- 2(g)(3) (neither of which is expected to directly apply to a material portion of our assets). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner
Interests -- Recognition of Gain or Loss."

TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.

     A regulated investment partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.

     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5% in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.

     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1% profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1% interest in our profits and by the limited partners having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.

     NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.

     REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

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

     ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (1) with respect to which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

     STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas and Louisiana; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "--Disposition of Limited Partner Interests--Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests. Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained for employees by an employer or employee organization. Among other things, consideration should be given to (1) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (2) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and
(3) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in us is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code. Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

     Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (1) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (2) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and may also satisfy the requirements in (2) and
(3).

                              PLAN OF DISTRIBUTION

     We may sell the capital securities representing limited partner interests described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of these securities will be named in the applicable prospectus supplement.

     Underwriters may offer and sell these securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell these securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of these securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (2) if these securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the capital securities representing limited partner interests being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 1999, and the audited historical financial statements included in El Paso Energy Partners, L.P.'s Current Report on Form 8-K/A dated June 5, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Western Gulf Holdings, L.L.C. as of December 31, 1999 and the related statements of income, members' equity, and cash flows for the year ended December 31, 1999 incorporated into this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Neptune Pipeline Company, L.L.C. incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to our estimated oil and natural gas reserves incorporated into this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance upon the authority of said firm as experts with respect to such matters contained in their report.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
           Prospectus Supplement
El Paso Energy Partners, L.P.........   S-1
The Offering.........................   S-9
Tax Considerations...................  S-10
Summary of Risk Factors..............  S-11
Use of Proceeds......................  S-12
Price Range of Common Units And
  Distributions......................  S-12
Capitalization.......................  S-13
Summary Historical and Pro Forma
  Consolidated Financial Data........  S-14
Business.............................  S-16
Management...........................  S-32
Recent Tax Developments..............  S-34
Underwriting.........................  S-36
Legal Matters........................  S-38
Experts..............................  S-38
Forward-Looking Statements...........  S-38

                Prospectus
El Paso Energy Partners, L.P.........   iii
About this Prospectus................   iii
Forward-Looking Statements and Other
  Information........................   iii
Where You Can Find More Information..    iv
Incorporation of Documents by
  Reference..........................     v
Risk Factors.........................     1
Use of Proceeds......................    15
Description of Limited Partner
  Interests..........................    16
Certain Other Partnership Agreement
  Provisions.........................    25
Income Tax Considerations............    30
Investment by Employee Benefit
  Plans..............................    45
Plan of Distribution.................    46
Legal Matters........................    47
Experts..............................    47

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                                4,150,000 Units
                                 EL PASO ENERGY
                                 PARTNERS, L.P.
                                  Common Units

                              Representing Limited
                               Partner Interests
                             ----------------------

                      [EL PASO ENERGY PARTNERS, L.P. LOGO]
                             ----------------------

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                             DAIN RAUSCHER WESSELS
                              WACHOVIA SECURITIES
                                    JPMORGAN
                                 RAYMOND JAMES
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